 Exhibit 2.1

__________________________________________________

SHARE PURCHASE AGREEMENT

BETWEEN

URANIUM ONE INVESTMENTS INC.

AND

URANIUM ENERGY CORP.

__________________________________________________

_______________

DATED AS OF
November 8, 2021

_______________

Table of Contents

Page

Article I. DEFINITIONS AND TERMS	1

1.1.	Certain Definitions	1

1.2.	Other Terms	11

1.3.	Interpretation	11

1.4.	Certain Terms	11

Article II. PURCHASE AND SALE OF THE TRANSFERRED SHARES	12

2.1.	Purchase and Sale.	12

Article III. PURCHASE PRICE	12

3.1.	Base Purchase Price	12

3.2.	Closing Adjustment.	12

3.3.	Post-Closing Adjustment.	13

3.4.	Additional Consideration	15

3.5.	General Method of Payment.	15

3.6.	Withholding Matters	16

Article IV. CONDITIONS TO CLOSING	16

4.1.	Conditions to Buyer’s Obligations	16

4.2.	Conditions to Seller’s Obligations	17

4.3.	Mutual Conditions	18

4.4.	Frustration of Closing Conditions	18

Article V. CLOSING	18

5.1.	General.	18

5.2.	Seller’s Closing Deliveries	18

5.3.	Buyer’s Closing Deliveries	19

Article VI. REPRESENTATIONS AND WARRANTIES OF SELLER	19

6.1.	Corporate Status.	19

6.2.	Capitalization, Title to the Shares.	20

6.3.	Authority and Binding Effect	20

6.4.	No Conflicts	21

6.5.	Real Property and Leases.	21

6.6.	Contracts.	22

6.7.	Personal Property	23

6.8.	Consents; No Options	23

6.9.	Books and Records	23

6.10.	Reference Accounts	23

6.11.	Litigation	24

6.12.	Compliance with Law.	24

6.13.	Intellectual Property.	24

6.14.	Insurance	24

6.15.	Employees	24

6.16.	Employee Benefits.	25

6.17.	Environmental Matters	26

6.18.	Taxes	27

6.19.	Bank Accounts	29

6.20.	Brokers, Finders and Agents	29

6.21.	Solvency	29

6.22.	Absence of Certain Changes	30

6.23.	No Other Representations or Warranties; Schedules	30

Article VII. REPRESENTATIONS AND WARRANTIES OF BUYER	30

7.1.	Corporate Status.	30

7.2.	No Conflicts	31

7.3.	Brokers, Finders and Agents	31

7.4.	Financial Capacity	31

7.5.	Absence of Litigation	31

7.6.	Compliance with DEQ and NRC Criteria	31

7.7.	Purchase as Investment	32

7.8.	Hart Scott Rodino	32

Article VIII. COVENANTS OF SELLER	32

8.1.	Management of the Company and U1USA; Conduct of the Business.	32

8.2.	Intercompany Indebtedness	33

8.3.	Intragroup Agreements	34

8.4.	Exclusive Dealing	34

8.5.	Insurance	34

8.6.	After-Acquired Title	35

8.7.	Financial Statements	35

8.8.	Representation and Warranty Insurance	35

Article IX. COVENANTS OF BUYER	35

9.1.	Financial Assurances; Remediation Obligations	35

9.2.	Non Solicitation	35

9.3.	Replacement of Benefit Plans	36

Article X. MUTUAL COVENANTS	36

10.1.	Appropriate Action; Consents; Filings.	36

10.2.	Press Releases and Disclosure	37

10.3.	Confidentiality Agreement	37

10.4.	Costs and Expenses	37

10.5.	Use of the Retained Names	38

10.6.	Maintenance of, Access to, Records, Cooperation.	38

10.7.	Further Assurances	39

10.8.	Disclosure Schedules; Supplements and Amendments to Disclosure Schedules	39

10.9.	Tax Matters.	39

Article XI. TERMINATION	43

11.1.	Termination	43

11.2.	Procedure Upon Termination	44

11.3.	Effect of Termination.	44

Article XII. INDEMNIFICATION	45

12.1.	Indemnification by Seller	45

12.2.	Indemnification by Buyer	45

12.3.	When Payable	45

12.4.	Notice of Claim; Right to Participate in and Defend Third Party Claims; Specified Procedures for Tax Matters.	46

12.5.	Survival of Indemnification Obligations	47

12.6.	Certain Limitations on Indemnification.	48

12.7.	Duty to Mitigate	49

12.8.	Exclusions.	49

12.9.	Remedies Exclusive	50

12.10.	Calculation of Losses.	50

12.11.	Tax Treatment of Indemnity Payments	51

Article XIII. MISCELLANEOUS	51

13.1.	Amendments; Waivers	51

13.2.	Entire Agreement	52

13.3.	Governing Law	52

13.4.	Dispute Resolution.	52

13.5.	Notices	53

13.6.	Assignment	54

13.7.	Interpretation	54

13.8.	Severability	54

13.9.	Third Parties	54

13.10.	Independent Assessment; No Additional Representations	54

13.11.	Schedules and Exhibits	55

13.12.	Headings	55

LIST OF EXHIBITS

Schedule 1.1(a) – Persons having Knowledge as to Buyer

Schedule 1.1(b) – Persons having Knowledge as to Seller

Schedule 4.3.1 – Required Governmental Approvals

Schedule 5.2.2 – Directors and Officers Resigning

Schedule 6.1 – Other Equity Interests

Schedule 6.4 –Governmental Approvals

Schedule 6.5.1 – Owned Real Property, Leased Real Property, Mineral Leases and Mining Claims

Part 1 – Wyoming Mining Claims

Part 2 – Wyoming State Mineral Leases

Part 3 – Fee Lease Agreements

Part 5 – Right of Way Agreements

Schedule 6.5.2 – Additional Permitted Liens

Schedule 6.5.5 – Royalties

Schedule 6.6.1 –Intragroup Agreements to be terminated prior to or on Closing and Material Contracts

Schedule 6.7 – Schedule of Material Personal Property

Schedule 6.8 – Third Person Consents / Options to Purchase Assets

Schedule 6.11 – Litigation

Schedule 6.12.1 – Compliance with Law

Schedule 6.12.2 – List of Material Permits

Schedule 6.14 – List of Insurance Policies

Schedule 6.15 – List of Employees with Job Titles, Annual Compensation and Applicable Benefits

Schedule 6.16.1 – List of Benefit Plans

Schedule 6.17 – Environmental Matters

Schedule 6.17.2 – List of Material Environmental Permits

Schedule 6.17.5 – U1 Financial Assurances

Schedule 6.18 – Taxes

Schedule 6.19 – Bank Accounts

Schedule 6.20 – Brokers, Finders and Investment Bankers of the Company or U1USA

Schedule 6.22 – Absence of Certain Changes

Schedule 7.3 - Brokers, Finders and Investment Bankers of the Buyer

Schedule 8.1 – Conduct of Business in the Ordinary Course

LIST OF SCHEDULES

Exhibit 1.1.1 – Accounting Principles (Modifications to IFRS)

Exhibit 3.6.1 – Tax Escrow Account

Exhibit 3.6.2 – Tax Escrow Agreement

Exhibit 5.2.4 – Intragroup Agreements to be Terminated

Exhibit 6.10 – Reference Accounts

Exhibit 7.1.2 – Corporate Approvals of the Buyer

Exhibit 7.4 – Buyer’s Financing Arrangements

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 8, 2021 (the “Execution Date”) between URANIUM ONE INVESTMENTS INC., a Canadian corporation, having an address of Suite 1250-10 King St E Toronto, ON M5C 1C3, Canada (“Seller”), and URANIUM ENERGY CORP., a Nevada corporation, having an address of 500 North Shoreline Boulevard, Suite 800N, Corpus Christi, Texas 78401 (“Buyer”). Terms used herein with initial capital letters have the respective meanings ascribed to them in Article I.

RECITALS:

WHEREAS, Seller directly owns all issued and outstanding shares of Uranium One Americas, Inc., a Nevada corporation, having an address of 907 N. Poplar St, Casper, WY 82601 (the “Company”);

WHEREAS, the Company owns all of the issued and outstanding shares of Uranium One USA Inc., a Delaware corporation, having an address of 907 N. Poplar St, Casper, WY 82601 (“U1USA”).

WHEREAS, the Company and U1USA are engaged in ownership, operations, activities or services with respect to mining sites located in Wyoming; and

WHEREAS, Seller desires to sell and transfer to Buyer all of the issued and outstanding shares of the Company (the “Transferred Shares”), and Buyer desires to purchase the Transferred Shares and accept their transfer from Seller, in each case on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein, subject to and on the terms and conditions herein set forth, the Parties agree as follows:

Article I.

DEFINITIONS AND TERMS

1.1.            Certain Definitions. As used in this Agreement, the following terms have the meanings set forth or referenced below:

“AAA” means the American Arbitration Association.

“AAA Rules” has the meaning set forth in Section 13.4.2.

“Accounting Principles” means IFRS, as modified by the items set forth in Exhibit 1.1.1.

“Acquisition Proposal” has the meaning set forth in Section 8.4.

“Additional Consideration” has the meaning set forth in Section 3.4.

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“Affiliate” means any Person that, directly or indirectly, through one or more Persons, controls, is controlled by, or is under common control with, the Person specified. For the purpose of this definition, the term “control” as applied to any Person means the direct or indirect ownership of fifty percent (50%) or more of the outstanding voting securities or interests of, or the power to direct or cause the direction of the affairs or management of, any such Person, whether through voting rights, equity ownership, as a general partner or trustee, by contract or otherwise.

“Agreement” means this agreement, including the Recitals, Exhibits and Schedules hereto, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

“Application for Withholding Certificate” means an Application for Withholding Certificate for Dispositions by Foreign Persons of U.S. Real Property Interests (Form 8288-B) to authorize reduced or eliminated withholding under Section 1445 of the Code.

“Bank Accounts” has the meaning set forth in Section 6.19.

“Base Purchase Price” has the meaning set forth in Section 3.1.

“Basket” has the meaning set forth in Section 12.6.1(b).

“Benefit Plans” means any Employee Plan that is sponsored, maintained or contributed to, or required to be contributed to, by the Company or U1USA, or under or respect to which the Company or U1USA has or would reasonably expect to have any liability, for the benefit of any current or former Employee.

“Bonuses” has the meaning set forth in Section 8.1.1(c).

“Books and Records” means all books, ledgers, files, reports, plans and operating records of the Company and U1USA.

“Business Day” means any day which is not a Saturday, a Sunday or any other day on which banks are required by Law to be closed in Canada or in the United States of America.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning set forth in Section 12.1.

“Buyer Indemnifying Party” has the meaning set forth in Section 12.2.

“Buyer Tax Act” means any action taken by Buyer, or any of its Affiliates (including the Company, U1USA or any of their respective Affiliates) at or after the Closing and that would directly or indirectly result in an incremental Tax liability for a pre-Closing Tax Period or pre-Closing Straddle Period until the statute of limitation applicable to such incremental Tax liability has expired, except for any such action required by applicable Law or for which Buyer has obtained the prior written consent of Seller pursuant to Section 10.9.5 or otherwise.

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“Cap” has the meaning set forth in Section 12.6.1.

“Cash Collateral Deposit” means that certain cash deposit held at BNY Mellon Capital Markets, LLC for the benefit of Lexon Insurance Co., as trustee for the Company, which deposit is collateral securing certain reclamation bonds of the Company and U1USA.

“Closing” has the meaning set forth in Section 5.1.2.

“Closing Date” has the meaning set forth in Section 5.1.1.

“Closing Date Adjustment” has the meaning set forth in Section 3.2.2.

“Closing Purchase Price” has the meaning set forth in Section 3.1.

“Closing Working Capital” means: (a) the Current Assets of the Company and/or U1USA, as applicable; less (b) the Current Liabilities of the Company and/or U1USA, as applicable, determined as of the open of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 3.3.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and Treasury regulations thereunder.

“Company” has the meaning set forth in the Recitals.

“Company 401(k) Plan” has the meaning set forth in Section 5.2.6.

“Confidentiality Agreement” has the meaning set forth in Section 10.3.

“Continuing Employee” has the meaning set forth in Section 9.3.

“Contract” means any written agreement, commitment, lease, license or contract, but excluding Benefit Plans.

“Corporate Approvals” means the corporate approvals required to be obtained by Seller or Buyer, as the case may be, prior to or on the Closing Date in order to consummate the transactions contemplated by this Agreement.

“Current Assets” means, as of the Closing Date, the current assets of the Company and/or U1USA, as applicable, as determined in accordance with GAAP, including cash and cash equivalents, accounts receivable, inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets and (c) receivables from any of the Company’s and/or U1USA’s (as applicable) Affiliates, managers, employees, officers or members and any of their respective Affiliates.

“Current Liabilities” means, with respect to the Company and/or U1USA, as applicable, as of the Closing Date, the current liabilities of the Company and/or U1USA, as applicable, as determined in accordance with GAAP, including accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Company’s and/or U1USA’s (as applicable) Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities and the current portion of any Indebtedness of the Company and/or U1USA, as applicable.

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“Data Room” means the electronic data room administered by iDeals, in which the documents and information related to the Company and U1USA and their respective business operations were disclosed to Buyer’s Representatives.

“DEQ” has the meaning set forth in Section 7.6.

“Direct Claim” has the meaning set forth in Section 12.4.1.

“Directors and Officers Liability Policy” has the meaning set forth in Section 8.5.

“Dispute” has the meaning set forth in Section 13.4.1.

“Disputed Amounts” has the meaning set forth in Section 3.3.5.

“Employee” means any individual who is employed by the Company or U1USA.

“Employee Plan” means any pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock or other equity, leave of absence, layoff, vacation, dependent care, cafeteria, life, health, accident, disability, worker’s compensation or other insurance, severance, separation, deferred compensation, fringe benefit or other employee benefit plan, agreement, arrangement or program, whether written or oral, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Environment” means the ambient air; surface water; groundwater; surface and subsurface soil.

“Environmental Claim” means any threatened or actual action, cause of action, litigation, claim, inquiry, investigation by any Person arising out of or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Laws” means all currently applicable Laws pertaining or relating to: (a) uranium mining and processing and radioactive materials; (b) pollution or pollution control; (c) protection of the Environment or of human health, including from the, management, use, Release of, or exposure to Hazardous Materials; or (d) employee safety in the workplace. Environmental Laws include the Laws listed below: The Hazardous Materials Transportation Act (49 U.S.C. §§ 5101 et seq.); the Federal Solid Waste Act as amended by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §§ 6901 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. § 1251) also known as the Clean Water Act of 1972 (33 U.S.C. §§ 1251 et seq.); the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §§ 9601 et seq.); the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.); the Emergency Planning and Community Right to Know Act (42 U.S.C. §§ 11001, et seq.); the Pollution Prevention Act of 1990 (42 U.S.C. §§ 13101 et seq.); the Occupational Health and Safety Act of 1970 (29 USC §§ 651 et seq.); the Federal Land Policy and Management Act (43 U.S.C. §§ 1701 et seq.); the Atomic Energy Act of 1954, as amended (42 U.S.C. §§ 2011 et seq.); the Uranium Mill Tailings Radiation Control Act (42 U.S.C. §§ 7901 et seq.).

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“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permits” means any licenses, consents, decrees, plans, variances, registrations, permits, authorizations and approvals issued by any Governmental Authorities and required to be obtained by the Company or U1USA pursuant to any Environmental Laws for the conduct and the operation of the business of the Company or U1USA as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Working Capital” has the meaning set forth in Section 3.2.3.

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 3.2.3.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Exhibit” means any exhibit to this Agreement.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Approvals” means the approvals, consents and/or clearances of Governmental Authorities.

“Governmental Authority” means any federal, state, regional, local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial or regulatory authority, or any court of competent jurisdiction, administrative agency or commission or other governmental authority.

“Hazardous Materials” means any chemicals, materials or substances, whether solid, liquid or gaseous: (a) which are defined, listed, identified or regulated as a “hazardous material,” “hazardous waste” or “hazardous substance” or otherwise classified as hazardous or toxic in or under any applicable Environmental Laws; or (b) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation or explosives; or (c) which is any petroleum, hydrocarbons, petroleum products or crude oil, and any components, fractions, or derivatives thereof listed, defined or regulated under any Environmental Law or other applicable Law. The term “Hazardous Materials” specifically excludes any source, byproduct or other nuclear material.

5

“IFRS” means International Financial Reporting Standards, consistently applied.

“Indebtedness” means (without duplication) the sum of all amounts owing by the Company or U1USA, as applicable, to repay in full all amounts due and to terminate all obligations (other than indemnity obligations that are not owing or outstanding) with respect to the following, other than pursuant to the U1 Financial Assurances: (a) all obligations for the payment of principal, interest, penalties, fees or other liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed; (b) all obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent; (c) the capitalized portion of all obligations under direct financing leases and purchase money and/or vendor financing (in each case other than with respect to trade payables, accrued expenses, current accounts and similar obligations incurred in the ordinary course of business); (d) all obligations under any leases constituting capitalized leases in accordance with GAAP; (e) all indebtedness for the deferred purchase price of property or services and all earnouts and contingent payment obligations arising pursuant to any acquisition or divestiture; (f) all liabilities pursuant to or under any interest rate protection agreement and all hedging, derivative and swap liabilities; (g) all obligations secured by an encumbrance on property owned or acquired by the Company or U1USA, as applicable; (h) any unpaid Pre-Closing Taxes payable by the Company or U1USA, regardless of when due and payable, and (i) all guarantee or keep well obligations, including those in respect of obligations of the kind referred to in clauses (a) through (h) above; provided, however, except in the case of Section 6.6.1, Indebtedness shall not include any amount included in Current Assets, Current Liabilities or Closing Working Capital.

“Indemnified Party” has the meaning set forth in Section 12.4.1.

“Indemnifying Party” has the meaning set forth in Section 12.4.1.

“Independent Accountant” has the meaning set forth in Section 3.3.5.

“Insolvent” has the meaning set forth in Section 7.4.

“Intellectual Property” has the meaning set forth in Section 6.13.1.

“Intercompany Indebtedness” has the meaning set forth in Section 8.2.

“Intragroup Agreements” has the meaning set forth in Section 6.6.1(f).

“IRS” means the United States Internal Revenue Service.

“Knowledge” as to Buyer means the actual knowledge of those persons listed on Schedule 1.1(a), and as to Seller means the actual knowledge of those persons listed on Schedule 1.1(b).

“Law” means any applicable foreign or federal, tribal, state, or local statute, law, rule, regulation, Permit, order, ordinance, code, or decree, judicial decision issued by any Governmental Authority.

6

“Leased Real Property” has the meaning set forth in Section 6.5.1.

“Legal Proceeding” means any judicial, administrative or arbitration actions, suits, proceedings (public, private, civil or criminal) by or before a Government Authority.

“Liens” means any lien, security interests, mortgages, charges, pledges, conditional sales contracts, and other title retention arrangements, restrictions (including, in the case of real property, rights of way, use restrictions, and other reservations or limitations of any nature) or encumbrances whatsoever.

“Losses” has the meaning set forth in Section 12.1.

“Management Presentations” means the presentations, site visits, question and answer sessions and other meetings held between Seller and/or any of its Representatives on the one hand, and Buyer and/or any of its Representatives on the other hand, for the purpose of informing the Buyer with respect to the Company and U1USA and the operations of the business of the Company and U1USA in view of the transactions contemplated hereby.

“Material Adverse Effect” means, with respect to any Person, any material adverse effect on the business, financial condition or results of operations of such Person taken as a whole, other than any effect resulting or arising from:

(i)        general business or economic conditions in the industries or markets in which the Company and U1USA operate;

(ii)       national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack;

(iii)      changes in Law or GAAP;

(iv)      the entry into or announcement of this Agreement, the compliance by the Parties to this Agreement with the provisions of this Agreement, or the consummation of the transactions contemplated hereby;

(v)       any action taken by Seller, the Company or U1USA at the request, or with the consent, of the Buyer;

(vi)      any changes or developments affecting the global mining, uranium and nuclear industries in general;

(vii)     any changes in the price of uranium;

(viii)    any general outbreak of illness, pandemic (including COVID 19), epidemic or similar event or the worsening thereof;

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(ix)       any natural disaster, man-made disaster or any climatic or other natural events or conditions or the commencement or continuation of war or armed hostilities, including the escalation or worsening of them or acts of terrorism;

(x)       any occurrence, event or circumstance with respect to which the Buyer has knowledge as of the Execution Date; or

(xi)      any change in financial, banking, securities, commodities, derivatives or futures markets (including any disruption thereof and any decline in price of any security, commodity or derivative or any futures contract or any related market index).

“Material Contracts” has the meaning set forth in Section 6.6.1.

“Mineral Leases” has the meaning set forth in Section 6.5.1.

“Mining Claims” has the meaning set forth in Section 6.5.1.

“Notice” has the meaning set forth in Section 12.4.1.

“NRC” has the meaning set forth in Section 7.6.

“Order” means any order, injunction, judgment, decree, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course” means the ordinary course of the normal, day-to-day operations of the Company or U1USA, consistent with its past practice.

“Organizational Documents” means the certificate of incorporation, the articles of incorporation or other constituent documents of any corporate entity, each as amended to date.

“Owned Real Property” has the meaning set forth in Section 6.5.1.

“Party” or “Parties” means Seller and/or Buyer, as applicable.

“Permits” means all licenses, permits and approvals issued to the Company or U1USA by any Governmental Authority and used in the operation of the business of the Company or U1USA, other than Environmental Permits.

“Permitted Liens” means: (a) Liens for Taxes, impositions, assessments, fees, rents or other governmental charges levied or assessed or imposed not yet delinquent or being contested in good faith by appropriate proceedings; (b) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s and other similar Liens) arising in the Ordinary Course securing payments not yet delinquent or being contested in good faith by appropriate proceedings; (c) Liens of public record; (d) the rights of lessors and lessees under leases, and the rights of third parties under any Material Contracts or any Contracts executed in the Ordinary Course; (e) the rights of licensors and licensees under licenses executed in the Ordinary Course; (f) restrictive covenants, easements and defects, imperfections or irregularities of title or Liens, if any, as would not reasonably be expected to materially interfere with the conduct of the business of the Company or U1USA; (g) purchase money Liens and Liens securing rental payments under leases that constitute capital leases under GAAP; (h) restrictions on transfer with respect to which consents or waivers will be obtained prior to the Closing; (i) Liens entered into in the Ordinary Course which do not secure the payment of indebtedness for borrowed money and which do not materially and adversely affect the ability of the Company or U1USA to conduct its respective business; (j) Liens referenced in any title policies, title opinions or reports or real property files listed in the Schedules; (k) Liens contained in the Organizational Documents of the Company or U1USA; (l) Liens listed on Schedule 6.5.2; and (m) Liens created by Buyer or its Affiliates or their respective successors and assigns.

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“Person” means any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or Governmental Authority.

“Post-Closing Adjustment” has the meaning set forth in Section 3.3.2.

“Post-Closing Straddle Period” has the meaning set forth in Section 10.9.3.

“Pre-Closing Straddle Period” has the meaning set forth in Section 10.9.3.

“Pre-Closing Taxes” means (a) all Taxes of the Company and U1USA for any Pre-Closing Tax Period or Pre-Closing Straddle Period (as determined under Section 10.9.3), (b) all Taxes of Seller, (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or U1USA is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations (or any analogous or similar state, local, or non-U.S. Law), (d) all Taxes of any Person (other than the Company or U1USA) imposed on the Company or U1USA as a transferee or successor, by contract (other than any commercial contract the primary purpose of which is not Taxes), pursuant to any Law or otherwise, as result of an event or transaction occurring before the Closing, (e) all Transfer Taxes allocated to Seller pursuant to Section 10.9.8, and (f) any items disclosed with respect to Section 6.18.11 to the extent a carryover of a pre-closing tax attribute is not available to reduce such Tax.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Real Property” has the meaning set forth in Section 6.5.1.

“Reference Accounts” means the unaudited, unreviewed and unconsolidated financial statements of each of the Company and U1USA as of and for the year ended December 31, 2019 and 2020, and the unaudited, unreviewed and consolidated balance sheet and income statement of the Company as of and for the six month period ended on the Reference Date.

“Reference Date” means June 30, 2021.

“Release” means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, emanating, migrating or other releasing into the environment, whether intentional or unintentional.

“Representatives” means, with respect to any Person, the directors, officers, employees, accountants, agents, attorneys, consultants, advisors and other representatives of such Person.

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“Required Governmental Approvals” has the meaning set forth in Section 4.3.1.

“Required Section 1445 Notice” means a notice that Seller has applied for a Withholding Certificate on or before Closing that complies with Section 1.1445-1(c)(2)(i)(B) of the Treasury Regulations, along with a copy and proof of mailing of the Application for Withholding Certificate.

“Resolution Period” has the meaning set forth in Section 3.3.4.

“Retained Names” has the meaning set forth in Section 10.5.

“Review Period” has the meaning set forth in Section 3.3.3.

“Schedules” has the meaning set forth in Article VI.

“Section 1445 Deduction” means the 15% of the Closing Purchase Price and Additional Consideration, and 15% of each subsequent purchase price payment, required to be deducted and withheld as a tax by Buyer at the time of such payment under Section 1445 of the Code.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 12.2.

“Seller Indemnifying Party” has the meaning set forth in Section 12.1.

“Statement of Objections” has the meaning set forth in Section 3.3.4.

“Straddle Period” has the meaning set forth in Section 10.9.3.

“Sub-Basket” has the meaning set forth in Section 12.6.1(a).

“Target Working Capital” means $0.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Escrow Account” means an interest bearing escrow account to be established by Seller and Buyer with J.P. Morgan in substantially the form attached hereto as Exhibit 3.6.1.

“Tax Escrow Agreement” means the Escrow Agreement to be entered into at Closing substantially in the form attached hereto as Exhibit 3.6.2 by and among Seller, Buyer and Escrow Agent (as defined in the Tax Escrow Agreement).

“Tax Returns” means any report, return, election, document, schedule, attachment, estimated tax filing, declaration or other filing with respect to Taxes provided to any Tax Authority including any amendments thereto.

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“Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, escheat, unclaimed property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Third Party Claim” has the meaning set forth in Section 12.4.1.

“Third Persons” means Persons other than Seller, Buyer, the Company, U1USA and any of their Affiliates.

“Transfer Tax” has the meaning set forth in Section 10.9.8.

“Transferred Shares” has the meaning set forth in the Recitals.

“Treasury Regulations” means the United States Treasury Department regulations promulgated under the Code.

“U1 Financial Assurances” has the meaning set forth in Section 6.17.5.

“UEC Financial Assurances” has the meaning set forth in Section 9.1.

“UEC Financial Assurance Amount” means the face amount, as determined by Seller’s submittals to applicable Governmental Authorities on behalf of the Company and U1USA, of the UEC Financial Assurances.

“U1USA” has the meaning set forth in the Recitals.

“Withholding Certificate” means the withholding certificate issued by the IRS upon final determination for an Application for Withholding Certificate.

1.2.            Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, have the meanings given to them throughout this Agreement.

1.3.            Interpretation. Words of the masculine gender will be deemed and construed to include correlative words of the feminine and neuter genders. Words importing the singular number will include the plural number, and vice versa, unless the context will otherwise indicate. References to Articles, Sections and other subdivisions of this Agreement and Exhibits and Schedules to this Agreement are, when underlined, made to the Articles, Sections and other subdivisions of, and Exhibits and Schedules to, this Agreement.

1.4.            Certain Terms. The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement unless otherwise specifically stated to the contrary. The word “including” means “including without limitation.” All references to “$” or dollar amounts are to lawful currency of the United States of America.

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Article II.

PURCHASE AND SALE OF THE TRANSFERRED SHARES

2.1.            Purchase and Sale.

2.1.1.           On the terms and subject to the conditions set forth herein, at the Closing and effective as of the Closing Date, Seller shall sell and transfer to Buyer all of the Transferred Shares, and Buyer shall purchase all of the Transferred Shares and accept their transfer from Seller. The Transferred Shares will consist of all of the issued and outstanding shares of capital stock of the Company.

2.1.2.           On the Closing Date Buyer will acquire all of the Transferred Shares from Seller free and clear of all Liens other than: (a) transfer restrictions imposed by applicable Law; and (b) Liens on the Transferred Shares created by Buyer or its Affiliates. Buyer acknowledges that it has no right to separately or partially acquire the Transferred Shares.

Article III.

PURCHASE PRICE

3.1.            Base Purchase Price. The unadjusted purchase price for the Transferred Shares (the “Base Purchase Price”) is $111,646,169 cash. The Base Purchase Price is subject to closing adjustments in accordance with Section 3.2 (the Base Purchase Price, as so adjusted, being referred to herein as the “Closing Purchase Price”). The Closing Purchase Price is subject to adjustment after Closing in accordance with Section 3.3.

3.2.            Closing Adjustment.

3.2.1.           At the Closing, the Base Purchase Price shall be adjusted downward or upward, in the following manner:

(i)                 a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;

(ii)              an increase by the amount, if any, by which the Estimated Closing Working Capital is more than the Target Working Capital;

(iii)            a decrease by the amount of any increase in the aggregate Indebtedness of the Company and U1USA as of the time of Closing, after giving effect to the elimination of Intercompany Indebtedness pursuant to Section 8.2;

(iv)             an increase by the amount of any reduction in the aggregate Indebtedness of the Company and U1USA as of the time of Closing, after giving effect to the elimination of Intercompany Indebtedness pursuant to Section 8.2; and

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(v)               an increase by the amount of any prepaid insurance premiums (from the Closing Date through the end of the coverage period) and any prepaid property taxes (from the Closing Date through the end of the tax period, except to the extent taken into account as a Current Asset in the determination of Estimated Closing Working Capital).

3.2.2.           The net amount after giving effect to the adjustments listed above shall be the “Closing Date Adjustment.” Notwithstanding the foregoing, in the event the Closing Date Adjustment is less than $10,000, the Closing Date Adjustment shall be deemed to be zero ($0).

3.2.3.           At least three (3) Business Days before the Closing, Seller shall prepare and deliver to Buyer statements setting forth its good faith estimate of Closing Working Capital (collectively, the “Estimated Closing Working Capital”), which statements shall contain an estimated balance sheet of the Company and U1USA as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Estimated Closing Working Capital of the Company and U1USA (collectively, the “Estimated Closing Working Capital Statement”), and a certificate of a duly authorized officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the financial statements for the most recent fiscal year end as if such Estimated Closing Working Capital Statement was being prepared as of a fiscal year end.

3.3.            Post-Closing Adjustment.

3.3.1.           Within sixty (60) days after the Closing Date, Seller shall prepare and deliver to Buyer statements setting forth its calculation of Closing Working Capital, which statements shall contain a balance sheet of the Company and U1USA as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of Closing Working Capital (collectively, the “Closing Working Capital Statement”) and a certificate of a duly authorized officer of the Company that the Closing Working Capital Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, that were used in the preparation of the financial statements for the most recent fiscal year end as if such Closing Working Capital Statement was being prepared as of a fiscal year end.

3.3.2.           The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a negative number, then the Purchase Price will be decreased by such amount. If the Post-Closing Adjustment is a positive number, the Purchase Price will be increased by such amount. Notwithstanding the forgoing, in the event the Post-Closing Adjustment is less than $20,000, then the Post-Closing Date Adjustment shall be deemed to be zero dollars ($0).

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3.3.3.           After receipt of the Closing Working Capital Statement, Buyer shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Buyer and Buyer’s accountants shall have full access to the Books and Records of the Company and U1USA, the personnel of, and work papers prepared by, Seller and/or Seller’s accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Seller’s possession) relating to the Closing Working Capital Statement as Buyer may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below); provided that such access shall be in a manner that does not interfere with the normal business operations of the Company or U1USA.

3.3.4.           On or prior to the last day of the Review Period, Buyer may object to the Closing Working Capital Statement by delivering to Seller a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

3.3.5.           If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of PricewaterhouseCoopers or, if PricewaterhouseCoopers is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s accountants or Buyer’s accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

3.3.6.           The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Seller or Buyer, respectively, bears to the aggregate amount actually contested by Seller and Buyer.

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3.3.7.           The Parties shall use commercially reasonable efforts to cause the Independent Accountant to make a determination as soon as practicable, but in any event within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties hereto.

3.3.8.           Any payments made pursuant to this Section 3.3 shall be treated as an adjustment to the Closing Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

3.4.            Additional Consideration. In addition to the Base Purchase Price, Buyer shall make the following payments to Seller (the “Additional Consideration”):

3.4.1.           An amount equal to the difference between $19,000,000 and the UEC Financial Assurance Amount, provided that in the event the UEC Financial Assurance Amount is more than $19,000,000, the amount under this Section 3.4.1 shall be zero dollars ($0); and

3.4.2.           An amount equal to the balance of the Cash Collateral Deposit as of the Closing Date; provided that Buyer and Seller shall work together with BNY Mellon Capital Markets, LLC to have the balance of the Cash Collateral Deposit released to the Company contemporaneously with Closing or as soon thereafter as BNY Mellon Capital Markets, LLC will allow.

3.5.            General Method of Payment.

3.5.1.           Payments at Closing. At the Closing, simultaneous with the release of the Seller closing deliverables to Buyer under Section 5.2, and subject to the provisions of Section 3.6, Buyer will pay to Seller the Closing Purchase Price and the Additional Consideration by irrevocable wire transfer of immediately available funds to such bank accounts as Seller designates in writing to Buyer at least two (2) Business Days prior to the Closing.

3.5.2.           Post-Closing Adjustments. Except as otherwise provided herein, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, shall: (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Working Capital Statement, or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 3.3.5 above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.

3.5.3.           Interest. All sums payable hereunder which are not paid in a timely manner will bear interest at a rate per annum equal to ten percent (10%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

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3.6.            Withholding Matters. Under Section 1445 of the Code, Buyer is required to deduct and withhold a tax equal to the Section 1445 Deduction from the Closing Purchase Price and Additional Consideration paid at Closing and each subsequent purchase payment paid by Buyer to Seller after Closing. Buyer shall be required to make the following disposition of the Section 1445 Deduction:

3.6.1.           In the event that Seller fails to provide the Required Section 1445 Notice to Buyer on or before Closing, Buyer shall pay the Section 1445 Deduction to the IRS within twenty (20) days after the Closing Date with respect to Closing Purchase Price and Additional Consideration paid at the Closing as required by Section 1.1445-1(c) of the Treasury Regulations.

3.6.2.           In the event that Seller provides the Required Section 1445 Notice to Buyer on or before Closing, then, at the time of Closing, Buyer shall deposit the Section 1445 Deduction related to the Closing Purchase Price and Additional Consideration paid at Closing into the Tax Escrow Account by wire transfer in immediately available funds. The Section 1445 Deduction shall then be held in the Tax Escrow Account pending determination by the IRS of the Application for Withholding Certificate. On notification from the IRS that the Application for Withholding Certificate has been denied, within twenty (20) days after the date of the mailing of said notification by the IRS the Section 1445 Deduction shall be paid out of the Escrow Account to the IRS. Alternatively, on the receipt of a copy of the Withholding Certificate from the IRS, there shall be paid out of the Escrow Account and over to the IRS within twenty (20) days after the date of the mailing of said Withholding Certificate by the IRS the amount, if any, required to be paid over to the IRS as indicated on the Withholding Certificate with respect to the Closing Purchase Price and Additional Consideration paid at Closing, and the balance in the Escrow Account held with respect to such payments shall be paid over to Seller in accordance with the terms of the Tax Escrow Agreement. The Parties shall promptly provide each other with copies of all notices and other documents received from the IRS with respect to this matter.

3.6.3.           With respect to any payments made by Buyer to Seller after the Closing, procedures similar to those set forth in Sections 3.6.1 and 3.6.2 shall apply at the time such payments are made; provided, however, if the Withholding Certificate from the IRS has been received by the date of such payment, Buyer shall deduct from such payment and pay over to the IRS the required Section 1445 Deduction as indicated on the Withholding Certificate by the applicable due date.

Article IV.

CONDITIONS TO CLOSING

4.1.            Conditions to Buyer’s Obligations. The obligation of Buyer to consummate the transactions provided for in this Agreement is subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Buyer:

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4.1.1.           Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any certificate delivered pursuant hereto will be true and correct at and as of the Closing Date (except for any representation and warranty qualified by materiality (or similarly qualified), which representation and warranty shall be true and correct in all respects), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will be true as of such earlier date); provided that in the event of a breach of a representation or warranty, the condition set forth in this Section 4.1.1 will be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result or could be reasonably expected to result in a Material Adverse Effect to Seller, the Company or U1USA.

4.1.2.           Performance of Covenants. Seller has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

4.1.3.           Deliveries. Seller has delivered or caused to be delivered the documents, instruments, certificates and evidence required to be delivered by Seller pursuant to Section 5.2.

4.2.            Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions provided for by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, any of which may be waived by Seller:

4.2.1.           Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any certificate delivered pursuant hereto will be true and correct at and as of the Closing Date (except for any representation and warranty qualified by materiality (or similarly qualified), which representation and warranty shall be true and correct in all respects), except to the extent such representations and warranties relate to an earlier date (in which case such representations and warranties will be true as of such earlier date) provided that in the event of a breach of a representation or warranty, the condition set forth in this Section 4.2.1 will be deemed satisfied unless the effect of all such breaches of representations and warranties taken together result or could be reasonably expected to result in a Material Adverse Effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

4.2.2.           Performance of Covenants. Buyer has performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

4.2.3.           Deliveries. Buyer has delivered or caused to be delivered the documents, instruments, certificates and evidence required to be delivered by Buyer pursuant to Section 5.3.

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4.3.            Mutual Conditions. The obligations of Seller and Buyer to consummate the transactions provided for by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

4.3.1.           Required Governmental Approvals. All of the Governmental Approvals set forth on Schedule 4.3.1 (the “Required Governmental Approvals”) have been obtained by the Party or Parties responsible, and the applicable waiting periods, as the case may be, have expired or been terminated.

4.3.2.           No Prohibition. There is no Order issued, pending or threatened in writing, by any court of competent jurisdiction or any other Governmental Authority: (a) that prohibits, invalidates or materially modifies or threatens to prohibit, invalidate or materially modify any of the transactions contemplated to take place at Closing; or (b) that could reasonably be expected to (i) have a Material Adverse Effect on the Company or U1USA or (ii) materially and adversely affect the right of Buyer to own or operate the Company or U1USA.

4.4.            Frustration of Closing Conditions. Neither Seller nor Buyer may rely on the failure of any condition set forth in Sections 4.1 or 4.2, as the case may be, if such failure was caused by such Party’s failure to comply with any provision of this Agreement.

Article V.

CLOSING

5.1.            General.

5.1.1.           The Closing will take place at 10:00 a.m. (MT) in the particular manner and on a date to be specified by the Parties (the “Closing Date”), which date will be no later than the fifth (5th) Business Day after satisfaction or waiver of the conditions set forth in Article IV (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), unless another time, date or place is agreed to in writing by the Parties.

5.1.2.           As used in this Agreement, “Closing” means the time at which Seller and Buyer consummate the transactions contemplated by this Agreement.

5.2.            Seller’s Closing Deliveries. At the Closing Seller shall deliver, or shall cause to be delivered, to Buyer the following documents:

5.2.1.           share certificates representing the Transferred Shares, duly endorsed for transfer to Buyer or accompanied by stock powers duly executed in blank;

5.2.2.           resignation letters (effective upon and subject to the occurrence of Closing) from the directors and officers of the Company and U1USA, as listed in Schedule 5.2.2;

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5.2.3.           a certificate of an authorized officer of Seller confirming the matters set forth in Sections 4.1.1 and 4.1.2;

5.2.4.           evidence of the termination of the Intragroup Agreements listed in Schedule 6.6.1 hereto, effective prior to or on Closing, and repayment of all sums due by any of the parties thereunder;

5.2.5.           evidence of the release of all monetary Liens or other material Liens (other than Permitted Liens) with respect to the Company and U1USA; and

5.2.6.           effective no later than the Business Day prior to the Closing Date, Seller shall terminate any Benefit Plan intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) and deliver to Buyer evidence (reasonably satisfactory to Buyer) of such termination at the Closing, including executed written resolutions duly adopted by the applicable plan sponsor (i) terminating such Company 401(k) Plan, (ii) ceasing contributions to such Company 401(k) Plan and (iii) fully vesting all participants thereunder, all of which to be effective as of at least one Business Day prior to the Closing Date.

5.3.            Buyer’s Closing Deliveries. At the Closing Buyer will deliver, or will cause to be delivered, to Seller:

5.3.1.           the Closing Purchase Price and the Additional Consideration pursuant to Section 3.5.1;

5.3.2.           evidence of the replacement of the U1 Financial Assurances by the UEC Financial Assurances as required by Section 9.1; and

5.3.3.           a certificate of an authorized officer of Buyer confirming the matters set forth in Sections 4.2.1 and 4.2.2.

Article VI.

REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to all exceptions disclosed (by actual disclosure or incorporation by reference) in the schedules attached to this Agreement (the “Schedules” as such may be amended by Seller from time to time between the Execution Date and the Closing Date) Seller hereby represents and warrants to Buyer as follows:

6.1.            Corporate Status.

6.1.1.           Seller. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Canada. Seller has full corporate power and authority to enter into this Agreement and to perform the transactions contemplated hereby.

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6.1.2.           The Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada and has all requisite corporate power to carry out its business as currently conducted.

6.1.3.           U1USA. U1USA is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power to carry out its business as currently conducted.

6.1.4.           No Other Equity Interest. Except as set forth on Schedule 6.1, the Company and U1USA do not own directly or indirectly any capital stock of or other equity interests in any corporation, partnership, or other Person, or are members of or participants in any partnership, joint venture or similar enterprise.

6.1.5.           Organizational Documents. Seller has made available to Buyer true, correct and complete copies of the Organizational Documents of the Company and U1USA.

6.2.            Capitalization, Title to the Shares.

6.2.1.           The authorized capital stock of the Company consists solely of 10,000 shares of no-par common stock, of which 745 shares are issued and outstanding. The Transferred Shares represent all of the issued and outstanding shares of capital stock of the Company and, except as set forth in the previous sentence, there are no other authorized, issued or outstanding shares of capital stock of the Company. All of the Transferred Shares are owned by Seller free and clear of any Liens, and all of such Transferred Shares have been validly issued, are fully paid and non-assessable, and have not been issued in violation of any pre-emptive or similar rights or applicable Law. Subject to the above, there are no commitments providing for the issuance of any additional shares of capital stock of the Company, providing for the issuance of securities convertible into shares of capital stock of the Company or providing for the issuance of other securities of the Company in the future.

6.2.2.           The authorized capital stock of U1USA consists solely of 1,000 shares of common stock, par value $0.01 per share, of which 283 shares are issued and outstanding. Except as set forth in the previous sentence, there are no other authorized, issued or outstanding shares of capital stock of U1USA. All of the capital stock of U1USA is owned by the Company free and clear of any Liens, and all of such capital stock has been validly issued, is fully paid and non-assessable, and has not been issued in violation of any pre-emptive or similar rights or applicable Law. Subject to the above, there are no commitments providing for the issuance of any additional shares of capital stock of U1USA, providing for the issuance of securities convertible into shares of capital stock of U1USA or providing for the issuance of other securities of U1USA in the future.

6.3.            Authority and Binding Effect. This Agreement and the transactions contemplated hereby have been duly approved by the relevant corporate body of Seller and constitute the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

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6.4.            No Conflicts. Neither the execution and delivery of this Agreement by Seller, nor (subject to the procurement of the Governmental Approvals listed in Schedule 6.4) the performance of Seller’s obligations hereunder, will: (a) violate any applicable Law or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority; (b) (i) result in the creation of any Lien upon any of the Transferred Shares, the capital stock of U1USA or any assets or properties of the Company or U1USA or (ii) constitute an event which, after notice or lapse of time or both, could result in any such creation of a Lien upon any of the Transferred Shares owned by Seller, the capital stock of U1USA or any assets or properties of the Company or U1USA; or (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time) a default under, result in the acceleration of obligations under, create in any Third Person the right to terminate, accelerate, modify or cancel, or require any notice, consent or waiver under, any Contract to which the Company or U1USA is a party, by which the Company or U1USA is bound or to which the assets of the Company or U1USA are subject.

6.5.            Real Property and Leases.

6.5.1.           Schedule 6.5.1 hereto contains a complete list of: (a) all real property, including rights of way, owned by the Company and U1USA (the “Owned Real Property”); (b) all real property leased by the Company and U1USA (the “Leased Real Property”, and collectively with the Owned Real Property, the “Real Property”); (c) all state mineral leases issued to the Company and U1USA (the “Mineral Leases”); and (d) all mining claims owned by the Company and U1USA (the “Mining Claims”) as of the Execution Date. Neither the Company nor U1USA uses or occupies in any manner whatsoever any real property other than the Real Property and the Mining Claims.

6.5.2.           The Company and U1USA have good and valid title to the Owned Real Property free and clear of Liens other than Permitted Liens. No written notice has been received from any Governmental Authority or Third Person and, to Seller’s Knowledge, there is no claim from any Governmental Authority or Third Person pending against the Company or U1USA with respect to any planned expropriation or condemnation of any material Owned Real Property.

6.5.3.           Each of the Company and U1USA has a valid leasehold interest in the Leased Real Property leased by it. To Seller’s Knowledge, all Mineral Leases and all leases of Leased Real Property are in full force and effect and enforceable in accordance with their respective terms. Neither the Company nor U1USA has received any written notice of termination or cancellation of any Mineral Lease or any lease agreement under which the Company or U1USA uses the Leased Real Property. Neither the Company nor U1USA are in material default under any Leased Real Property agreement or Mineral Lease and to Seller’s Knowledge no other party is in material default under any Leased Real Property agreement or Mineral Lease. The Company or U1USA, as applicable, is in exclusive possession of such leased premises. All payments required to be made under each Leased Real Property agreement and Mineral Lease have been timely and properly made in all material respects.

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6.5.4.           The Company and U1USA have good valid title to the Mining Claims, subject to the paramount title of the United States in the underlying minerals and Permitted Liens. Neither the Company nor U1USA has received any written notice of termination or cancellation of any Mining Claim. With respect to the Mining Claims: (A) all affidavits of assessment work, including fee payments required to maintain the Mining Claims in good standing during the period from January 1, 2011 or such later date as the Company or U1USA acquired such Mining Claim through the assessment year ending September 1, 2022, have been properly and timely recorded, filed and paid with appropriate governmental agencies; (B) either the Company or U1USA are the sole owner and have the exclusive possession of the Mining Claims free and clear of all Liens except for Permitted Liens, and subject to the paramount title of the United States; and (C) except for customary buffer and perimeter areas, there are no senior third-party unpatented mining claims that conflict with the Mining Claims.

6.5.5.           To Seller’s Knowledge, Schedule 6.5.5 contains a complete list of all royalties, overriding royalties and payments out of production or sale on or in respect of the Real Property, Mineral Leases and Mining Claims. Except as set forth on Schedule 6.5.5, to Seller’s Knowledge, no Person is entitled to any royalty or other payment in the nature of a royalty on any minerals, metals or concentrates or any other such products removed or produced from the Real Property, Mineral Lease or Mining Claims.

6.6.            Contracts.

6.6.1.           Schedule 6.6.1 contains a list of the following material Contracts to which the Company or U1USA is a party as of the Execution Date:

(a)               each written Contract which involves the purchase or the sale of goods or the rendering of services outside the Ordinary Course and involves aggregate payments in excess of $250,000 in any single year;

(b)               each loan or credit agreement, security agreement, mortgage, pledge or other agreement or instrument evidencing Indebtedness of the Company or U1USA in excess of $250,000;

(c)               any Contract or agreement which includes a covenant from the Company or U1USA not to compete in any geographic area with respect to business operations;

(d)               any joint venture agreement, partnership agreement or similar agreement relating to a common enterprise with any Person (other than the Company or U1USA);

(e)               any agreement for capital expenditures of more than $250,000 during the twelve (12) months following the Execution Date;

(f)                any agreement between the Company or U1USA and their respective Affiliates (as identified on Schedule 6.6.1; the “Intragroup Agreements”) which is in full force and effect on the Execution Date;

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(g)               any Contract that provides for the sale of any material asset owned or used by the Company or U1USA (excluding any sale Contracts that have been fulfilled and closed prior to the Execution Date) or the grant of any preferential rights to purchase any asset owned or used by the Company or U1USA;

(h)               any Contract containing any exclusivity provision or any “most-favored nation”, “most favored pricing” or similar clause in favor of any Person; and

(i)                 any non-Ordinary Course agreement valued at more than $250,000, that cannot be terminated within thirty (30) days of termination notice or without material termination fees or penalties;

(the items described in clauses (a) through (i) being herein collectively referred to as the “Material Contracts”).

6.6.2.           Each Material Contract to which the Company or U1USA is a party: (a) is in full force and effect; and (b) represents the legal, valid and binding obligation of the Company or U1USA, as applicable, and, to Seller’s Knowledge, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Neither the Company nor U1USA is in material breach of any Material Contract, and neither Seller, the Company nor U1USA has received any written notice of termination or breach of any Material Contract.

6.7.            Personal Property. Except as set forth on Schedule 6.7 neither the Company nor U1USA owns or leases any material personal property. Except as disclosed on Schedule 6.7, the Company and U1USA have good and valid title to their personal property, free and clear of any Liens other than Permitted Liens.

6.8.            Consents; No Options. Except as set forth on Schedule 6.8, no authorization, consent or approval of any Third Person (except and excluding any Governmental Authority) is required to be obtained by Seller, the Company or U1USA in connection with the execution of this Agreement or the consummation of the transactions contemplated herein. Except as set forth on Schedule 6.8, no Third Person holds an option to purchase, a right of first refusal or right of first offer, on any assets owned by the Company or U1USA.

6.9.            Books and Records. Seller has made available to Buyer true and complete copies of all Books and Records of the Company and U1USA from and after January 1, 2011. Since January 1, 2011 (or such later date on which the Company may have acquired the subject of any such Books and Records), the Books and Records of the Company and U1USA have been kept and maintained in all material respects as required by applicable Laws and the applicable organizational documents and contain true, correct and complete copies of the governing documents, material meetings and consents in lieu of meetings of the members or managers, and such records accurately reflect in all material respects all transactions referred to in such minutes and consents.

6.10.        Reference Accounts. True, correct and complete copies of the Reference Accounts are attached hereto as Exhibit 6.10. The Reference Accounts have been prepared in accordance with the Accounting Principles. The Reference Accounts have been derived from the Books and Records of the Company and U1USA for the purpose of establishing the accounts of the Company and U1USA and, to Seller’s Knowledge, fairly present the financial position and results of operations of the Company and U1USA in all material respects as of the dates and for the periods presented therein.

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6.11.        Litigation. Except as reserved or noted in the Reference Accounts or as set forth on Schedule 6.11, there is no Legal Proceeding pending or to Seller’s Knowledge threatened against the Company or U1USA, except as would not, in the aggregate, have a Material Adverse Effect to Seller, the Company or U1USA.

6.12.        Compliance with Law.

6.12.1.       To Seller’s Knowledge, except as set forth on Schedule 6.12.1, the Company and U1USA are in compliance in all material respects with all applicable Laws.

6.12.2.       Schedule 6.12.2 sets forth a true, correct and complete list of all material Permits of the Company and U1USA as of the Execution Date. The Company and U1USA possess all Permits necessary to conduct the business operations of the Company and U1USA as currently conducted. All such Permits are in full force and effect and there are no Legal Proceedings pending or, to Seller’s Knowledge, threatened, seeking the revocation, cancellation, suspension or adverse modification thereof, except as would not, in the aggregate, reasonably be expected have a Material Adverse Effect on the Company and U1USA.

6.13.        Intellectual Property.

6.13.1.       The Company and U1USA own, possess, or have the right to use pursuant to a license, all patents, trademarks, trade names and copyrights currently used in and material to the operations of their respective businesses (the “Intellectual Property”).

6.13.2.       To Seller’s Knowledge, none of the Intellectual Property is the subject of any current or to Seller’s Knowledge threatened Legal Proceeding.

6.14.        Insurance. Schedule 6.14 sets forth a list of all of the Company’s and U1USA’s insurance policies. With respect to the insurance information listed in Schedule 6.14, each policy listed as currently in effect is in good standing, all premiums required to be paid have been properly paid, there have been no misrepresentations or failures to disclose material facts, there has been no refusal to renew any of the policies and Seller has no Knowledge of any facts which might reasonably be expected to render any of such insurance policies invalid or unenforceable.

6.15.        Employees. Schedule 6.15 lists all Employees as of the Execution Date, together with a description of their respective job titles, annual compensation and applicable benefits (including salaries, bonuses, consulting or directors’ or managers’ fees and incentive or deferred compensation), other than the Bonuses.

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6.16.        Employee Benefits.

6.16.1.       Schedule 6.16.1 sets forth a true and complete list of each Benefit Plan other than any Benefit Plan relating to the Bonuses. With respect to each Benefit Plan, Seller has made or, in the case of any Benefit Plan relating to the Bonuses, prior to the Closing Seller will have made available to Buyer true, complete and accurate copies of: (i) each Benefit Plan document and all amendments thereto (or, with respect to any unwritten Employee Benefit Plan, a written description thereof); and (ii) to the extent applicable: (A) the most recent annual report on Form 5500 filed and all schedules thereto filed; (B) each current trust agreement, insurance contract or policy, group annuity contract and any other funding arrangement; (C) the most recent IRS opinion or favorable determination letter; (D) the most recent summary plan description, if any; and (E) all material correspondence to or from any governmental entity.

6.16.2.       Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a current favorable determination or approval letter from the IRS with respect to such qualification, or may rely on a current opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, and no event has occurred that would reasonably be expected to adversely affect or cause any Benefit Plan to lose such qualification.

6.16.3.       Each Benefit Plan is and has been established, maintained, funded and operated in all material respects in compliance with all applicable Laws and is and has been administered in all material respects in compliance with all applicable Laws and in accordance with its terms. No Proceeding is pending or, to Seller’s Knowledge, threatened with respect to any Benefit Plan or any fiduciary or service provider thereof, other than claims for the payment of benefits in the Ordinary Course. All payments, reimbursements, distributions, and contributions with respect to all Benefit Plans, and to the extent required to have been made by the Company or U1USA, either have been timely made in accordance with the terms of the applicable Benefit Plan and in compliance with the requirements of all applicable Laws or properly accrued. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan. Neither the Company nor U1USA has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any Tax or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code.

6.16.4.       Neither the Company or U1USA maintain, sponsor, contribute to, have any obligation to contribute to, or have any current or contingent liability or obligation under or with respect to, or has ever maintained, or had an obligation to contribute to: (i) any “defined benefit plan” as defined in Section 3(35) of ERISA (whether or not subject to ERISA) or any plan that is or was subject to the funding requirements of Sections 412 or 302 of the Code or Title IV of ERISA; (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA; (iii) any multiple employer plan within the meaning of Section 210 of ERISA or Section 413(c) of the Code; or (iv) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA). Neither the Company nor U1USA has any current or contingent liability or obligation by reason of at any time being considered a single employer with any other Person under Section 414 of the Code.

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6.16.5.       None of the Benefit Plans provide post-termination or post-employment health care or any other non-pension benefits to any employees or other Person (other than as required by Section 4980B of the Code or similar state Law for which the covered Person pays the full cost of coverage), and neither the Company nor U1USA has ever promised to provide such post-termination or post-employment benefits.

6.16.6.       Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Benefit Plan is, or could reasonably be expected to be, subject to the penalties of Section 409A(a)(1) of the Code.

6.16.7.       Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event): (i) result in, or cause the accelerated vesting, payment, funding (through grantor trust or otherwise) or delivery of, or increase the amount or value of, any payment, amount payable or benefit to any employee, director, officer, governor, independent contractor, consultant or other service provider of the Company or U1USA, other than the Bonuses; (ii) otherwise entitle any employee, director, officer, governor, independent contractor, consultant or other service provider of the Company or to any change of control payment, retention bonus, success payment, bonus or other similar payment by the Company or U1USA, other than the Bonuses; (iii) result in any “excess parachute payment” as defined in Section 280G(b)(1) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (iv) limit or restrict the right of the Company or U1USA to merge, amend or terminate any Benefit Plan.

6.16.8.       None of the Company or U1USA is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

6.17.        Environmental Matters. To Seller’s Knowledge, except as set forth on Schedule 6.17:

6.17.1.       The Company and U1USA are in compliance in all material respects with all Environmental Laws and Environmental Permits.

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6.17.2.       All material Environmental Permits are valid and in full force and effect. A list of such Environmental Permits as of the Execution Date is set forth on Schedule 6.17.2.

6.17.3.       Except as associated with the permitted operations of their businesses, neither the Company or U1USA have generated, used, treated, stored, handled, disposed of or controlled, transported or Released any Hazardous Material at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Company or U1USA(excluding reclamation, decontamination, or remediation required under the Environmental Permits) under any Environmental Laws or Environmental Permits.

6.17.4.       No Legal Proceeding relating to the violation by the Company or U1USA of any applicable Environmental Laws is pending at the Closing Date and neither the Company nor U1USA have received from any Person or Governmental Authority any Environmental Notice which remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

6.17.5.       A list of all financial assurances issued to either the Company or U1USA for purposes of securing the performance of their respective obligations under Environmental Laws or pursuant to the Environmental Permits is set forth in Schedule 6.17.5 hereto (the “U1 Financial Assurances”). The amount set forth in these U1 Financial Assurances do not necessarily reflect the surety amounts currently required under the Environmental Laws or pursuant to the Environmental Permits, as those amounts may change at any time due to a number of reasons, such as changes in the status of operations or remediation, changes (including inflation adjustments) in the estimated remediation costs, and changes required due to review and direction of Government Authorities.

6.17.6.       All representations and warranties of Seller relating to Environmental Laws and Environmental Permits are exclusively set forth in the representations and disclosures made pursuant to this Section 6.17.

6.18.        Taxes. Except as set forth on Schedule 6.18, for all Tax periods beginning on or after January 1, 2011:

6.18.1.       The Company and U1USA have filed with the appropriate Tax Authority all income and other material Tax Returns required to be filed by them under any applicable Laws. Such Tax Returns are complete and correct in all material respects.

6.18.2.       All Taxes due and owing by the Company and U1USA (whether or not shown on any Tax Returns) have been paid. There are no Liens for Taxes upon any asset of the Company or U1USA except for Taxes not yet due and payable or Taxes that are being contested in good faith.

6.18.3.       No audits, examinations or Legal Proceedings are currently in progress or pending with respect to any Taxes or Tax Returns of the Company or U1USA. No deficiencies for Taxes of either the Company or U1USA have been claimed or proposed or assessed in writing by any Tax Authority that have not been settled without imposing any material continuing obligations on the Company or U1USA.

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6.18.4.       All Taxes which the Company or U1USA was required by Law to withhold or collect in connection with amounts paid or owing to any employee, shareholder, member, creditor or other third party have been duly withheld or collected and paid over to the appropriate Tax Authority, and the Company and U1USA have complied with all information reporting and backup withholding requirements with respect thereto.

6.18.5.       Neither the Company nor U1USA (i) has entered into an agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of any Taxes, (ii) has granted a power of attorney relating to any Tax matters to any Person that is currently in effect, or (iii) has applied for or received a ruling or determination from a Tax Authority.

6.18.6.       No written claim has ever been made by any Tax Authority in a jurisdiction where the Company or U1USA does not file Tax Returns that the Company or U1USA is or may be subject to taxation by that jurisdiction.

6.18.7.       Neither the Company nor U1USA has a permanent establishment (within the meaning of an applicable Tax treaty), office or other fixed place of business in a country other than the United States.

6.18.8.       Neither the Company nor U1USA is a party to any Tax allocation, indemnity or sharing agreement. Neither the Company nor U1USA (i) has been a member of any affiliated, consolidated, combined, unitary or similar group for federal, state, local or non-U.S. Tax purposes (other than a group, the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or U1USA) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, by contract, or otherwise (other than any commercial contract the primary purpose of which is not Taxes).

6.18.9.       Neither the Company nor U1USA has entered into any agreement with any Governmental Authority relating to Taxes which could affect any taxable year ending after the Closing Date.

6.18.10.   The Company is a United States real property holding corporation within the meaning of Code Section 897(c)(2). Except for transactions contemplated under Section 8.2, neither the Company nor U1USA has been a party to a transaction that was intended to qualify as a reorganization within the meaning of Code Section 368 or constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Code Section 355 in a distribution of stock intended to qualify for tax-free treatment under Code Section 355.

6.18.11.   Neither the Company nor U1USA will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (iii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or non-U.S. Law) executed prior to the Closing; (iv) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or non-U.S. Law) from a transaction occurring prior to the Closing; (v) installment sale or open transaction disposition made prior to the Closing; (vi) prepaid amount received prior to the Closing; or (vii) election under Code Section 108(i) or 965(h) made prior to the Closing.

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6.18.12.   Neither the Company nor U1USA is or has been a party to any transaction that is a “reportable transaction” under Section 1.6011-4(b) of the Treasury Regulations.

6.18.13.   Neither the Company nor U1USA is a party to or a member of any joint venture, partnership, limited liability company, trust or other arrangement or Contract which could be treated as a partnership for Tax purposes.

6.18.14.   Notwithstanding anything to the contrary in this Agreement, no representations or warranties and no indemnity are intended or made with respect to the existence, amount, usability, or limitations on usage of the Tax attributes of the Company and U1USA, including net operating losses, capital loss carryforwards, foreign Tax credit carryforwards, asset bases, research and development credits, and depreciation periods, for Tax periods (or portions thereof) beginning on or after the Closing Date. The representations and warranties contained in this Section 6.18 are the only representations and warranties being made by the Seller with respect to Taxes related to the Company and U1USA, this Agreement or its subject matter, and no other representation or warranty contained in any other section of this Agreement shall apply to any such Tax matters. None of the representations set forth herein shall be deemed to be related to the Taxes or Tax Returns of any entity other than the Company and U1USA.

6.19.        Bank Accounts. Schedule 6.19 sets forth a true, correct and complete list of all accounts and deposit boxes maintained by the Company and U1USA at any bank or other financial institution as of the Execution Date (the “Bank Accounts”) and the names of the persons authorized to effect transactions in such accounts and with access to such boxes.

6.20.        Brokers, Finders and Agents. Except as set forth on Schedule 6.20, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by Seller, the Company or U1USA.

6.21.        Solvency. No petition or notice has been presented, no order has been made and no resolution has been passed for the bankruptcy, liquidation, winding-up or dissolution of Seller, the Company or U1USA. No receiver, trustee, custodian or similar fiduciary has been appointed over the whole or any part of the assets or the income of Seller, the Company or U1USA. Neither Seller nor the Company or U1USA have any plan or intention of, and have not received any notice that any other Person has any plan or intention of, filing, making or obtaining any such petition, notice, order or resolution or of seeking the appointment of a receiver, trustee, custodian or similar fiduciary.

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6.22.        Absence of Certain Changes. Except as set forth on Schedule 6.22, since the Reference Date, to Seller’s Knowledge (a) there has not been any event, occurrence, development or circumstance that has had or that would reasonably be expected to have a Material Adverse Effect on Seller, the Company and U1USA; and (b) the operations of the businesses of the Company and U1USA have been conducted only in the Ordinary Course.

6.23.        No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article VI (as modified by the Schedules hereto as supplemented or amended), neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller, the Company, U1USA, their respective assets, properties, businesses, operations, results of operations, financial condition or liabilities, or the transactions contemplated by this Agreement, and Seller disclaims any other representations or warranties, express or implied, whether made by Seller, the Company, U1USA or any other Person. Except for the representations and warranties contained in Article VI (as modified by the Schedules hereto, as supplemented or amended), Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to Buyer or its Affiliates or Representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or Representative of Seller, the Company, U1USA or any other Person) with respect to Seller, the Company or U1USA, their respective assets, properties, businesses, operations, results of operations, financial condition or liabilities or the transactions contemplated by this Agreement. Seller makes no representations or warranties regarding the probable success or profitability of either the Company or U1USA.

Article VII.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

7.1.            Corporate Status.

7.1.1.           Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Nevada. Buyer has full corporate power and authority to enter into and perform this Agreement, and the transactions contemplated hereby.

7.1.2.           Authority and Binding Effect. This Agreement and the transactions contemplated hereby have been duly approved by the relevant corporate body of Buyer and constitute the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Copies of the Corporate Approvals obtained by Buyer are attached in Exhibit 7.1.2 hereto.

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7.2.            No Conflicts. Neither the execution and delivery of this Agreement by Buyer, nor (subject to the procurement of the Governmental Approvals set forth on Schedule 6.4) the performance of Buyer’s obligations hereunder, will conflict with or constitute default under or result in a breach or a violation of: (a) the terms of Buyer’s Organizational Documents; (b) any applicable Law; or (c) to Buyer’s Knowledge, any material contract to which Buyer is party.

7.3.            Brokers, Finders and Agents. Except as set forth on Schedule 7.3, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the transactions contemplated hereby based upon arrangements made by Buyer.

7.4.            Financial Capacity. As of the Effective Date, Buyer has sufficient unrestricted cash on hand, marketable securities and physical uranium or borrowing availability under committed credit facilities to pay all required amounts to be paid to Seller hereunder, including the Closing Purchase Price, the Post-Closing Adjustment and the Additional Consideration, and to obtain the UEC Financial Assurances. As of the Closing Date, Buyer will have sufficient unrestricted cash on hand or borrowing availability under committed credit facilities to pay all required amounts to be paid to Seller hereunder, including the Closing Purchase Price, the Post-Closing Adjustment and the Additional Consideration and to obtain the UEC Financial Assurances. Buyer has not incurred any obligation or liability of any nature whatsoever which would impair or adversely affect its available resources or its ability to perform its obligations under this Agreement. Buyer is not now insolvent, has not been insolvent for the past twenty-four (24) months and will not be rendered insolvent by any of the transactions contemplated hereby or the incurrence of any liabilities or obligations in connection herewith or therewith. “Insolvent” for purposes of this Section 7.4 means: (a) the inability of Buyer to pay its debts as they become due; or (b) the sum of Buyer’s debts and other payable liabilities exceeds the present fair saleable value of Buyer’s assets.

7.5.            Absence of Litigation. There is no litigation, arbitration, investigation or other similar proceeding threatened or pending against or affecting Buyer or any of its Affiliates that, if adversely determined, would reasonably be expected to result in a Material Adverse Effect to Buyer on the enforceability of Buyer’s obligations under this Agreement or Buyer’s ability to perform its obligations under this Agreement in a timely manner or to consummate the transactions contemplated by this Agreement without material delay.

7.6.            Compliance with DEQ and NRC Criteria. Buyer meets all the relevant qualifications and complies with those criteria set forth by the Wyoming Department of Environmental Quality (“DEQ”) and the United States Nuclear Regulatory Commission (“NRC”) in order to consummate this Agreement and those transactions contemplated hereunder, including financial requirements, operational requirements and technical requirements. The Buyer has not received any written or oral notice from DEQ or NRC indicating that Buyer does not meet the relevant qualifications or does not comply with those criteria set forth by DEQ and NRC in order to consummate this Agreement and those transactions contemplated hereunder, including financial requirements, operational requirements and technical requirements.

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7.7.            Purchase as Investment. Buyer is purchasing the Transferred Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Transferred Shares to any other Person other than an Affiliate of Buyer. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Transferred Shares, understands that this investment involves certain risks, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Transferred Shares, and is able to bear the economic risks of such investment.

7.8.            Hart Scott Rodino. Buyer has determined, in good faith and in accordance with 15 U.S.C. § 18a and 16 C.F.R. § 801.10(c)(3), that the fair market value of the non-exempt assets of the Company is not greater than $92 million.  This determination is made solely for the purpose of determining the applicability of the Hart-Scott-Rodino Act to the transaction.

Article VIII.

COVENANTS OF SELLER

8.1.            Management of the Company and U1USA; Conduct of the Business.

8.1.1.           During the period from the Execution Date through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, except as set forth in Schedule 8.1, as expressly contemplated by this Agreement or as consented to by Buyer (such consent not to be unreasonably withheld, conditioned or delayed), Seller will use its commercially reasonable efforts to cause the Company and U1USA to be managed, and their respective operations to be conducted, in the Ordinary Course, and with respect to the assets comprising the Real Property, Mineral Leases and Mining Claims, cause the Company or U1USA to: (i) maintain good and valid title to such assets; (ii) timely and properly perform all obligations and timely and properly make all payments required to maintain the title to such assets in good standing, including the payment of all Taxes, rents, royalties and other obligations; (iii) maintain the assets in the same condition as they were on the Execution Date, and (iv) make all necessary Governmental Authority and other filings required in a timely manner. In furtherance of the foregoing, during the period from the Execution Date through the earlier to occur of the Closing or the termination of this Agreement in accordance with its terms, Seller will not permit, except with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), the Company or U1USA to:

(a)               amend their respective Organizational Documents;

(b)               liquidate, dissolve, recapitalize or otherwise wind up their respective businesses except the recapitalization contemplated to unwind the Intercompany Indebtedness between the Company and Seller as described in Section 8.2;

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(c)               grant or increase any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of their Employees or enter into or amend any Benefit Plan, other than in the Ordinary Course or as may be required by Law; provided, that the Company may adopt a bonus program pursuant to which it will award and pay to its officers and employees up to $270,774 in additional bonuses, in the aggregate, prior to or in connection with the Closing (the “Bonuses”);

(d)               change their financial accounting methods, policies or practices, except as required by IFRS or GAAP, or change any Tax accounting methods, policies or practices, except as required by applicable Law;

(e)               except for the preparation of a Tax Return under Section 10.9.1, make, change or revoke any material election in respect of Taxes, enter into any closing agreement in respect of Taxes, settle or compromise any claim or assessment in respect of Taxes, file any amended Tax Return, consent to any extension or waiver of the statute of limitation period or assessment period in respect of Taxes, or surrender any claim to a Tax refund;

(f)                sell, assign, transfer, lease, let lapse or expire, or otherwise dispose of any assets or properties except for (i) sales of inventories in the Ordinary Course or (ii) sales of obsolete or excess assets in the Ordinary Course; provided, that Seller may cause the Company to transfer to Seller or an Affiliate of Seller all or any portion of the Company’s equity interest (including common and preferred shares) in Anfield Energy Inc., formerly known as Anfield Resources Inc.;

(g)               merge or consolidate with, or purchase substantially all of the assets or business of or equity interests in, any Person;

(h)               enter into any new Material Contract or amend or terminate any existing Material Contract other than in the Ordinary Course;

(i)                 (i) declare but not pay dividends on, or agree to make but not make other distributions (whether in cash, securities or property) in respect of, any Transferred Shares or other equity interests of the Company or U1USA; (ii) adjust, split, combine or reclassify the Transferred Shares or any other equity interests of the Company or U1USA; (iii) issue or authorize the issuance of any other securities or other interests in respect of, in lieu of or in substitution for, the Transferred Shares or any other equity interests of the Company or U1USA; or (iv) permit the transfer of any Transferred Shares or capital stock of U1USA;

(j)                 grant any Lien on assets or properties of the Company or U1USA other than a Permitted Lien or a Lien incurred in the Ordinary Course or in connection with a transaction permitted under this Section 8.1.1; or

(k)               agree, whether in writing or otherwise, to do any of the foregoing.

8.2.            Intercompany Indebtedness. At or prior to the Closing, Seller will, in the manner determined by Seller, cancel or satisfy, or cause the cancellation or satisfaction of, Indebtedness of the Company and U1USA owed to Seller or any of its Affiliates (“Intercompany Indebtedness”) by (i) an offset of the receivable owed by Seller to the Company, to reduce the Intercompany Indebtedness, and (ii) a contribution to the capital of the Company.

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8.3.            Intragroup Agreements. Seller shall terminate and/or shall cause its relevant Affiliates (other than the Company and U1USA) to terminate all Intragroup Agreements, including as listed in Exhibit 5.2.4, and pay and/or cause to be paid by/to their respective relevant Affiliates (including the Company and U1USA) all outstanding amounts due thereunder in each case effective prior to or on the Closing Date.

8.4.            Exclusive Dealing. From the Execution Date through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller will not, and will not permit any of their respective Affiliates (including the Company and U1USA) or Representatives, or Representatives of such Affiliates, to (i) solicit, initiate, or encourage the submission of any proposals, offers or inquiries from any person or entity for, or enter into any agreement or arrangement relating to, any direct or indirect investment in or with respect to, or direct or indirect purchase of, any or all of the assets and properties of (other than sales of inventory in the ordinary course of business), or any securities of, or any merger, consolidation, or business combination with, the Company or any subsidiary thereof or (ii) participate in any negotiations regarding or furnish to any other person or entity any information from or with any Person other than Buyer (and its Affiliates and Representatives) with respect to, or in contemplation of, any potentially competing transaction for the Company ((i) and (ii), each, an “Acquisition Proposal”). Seller will, and will cause the Company and U1USA, and the respective Affiliates and Representatives of Seller, the Company and U1USA to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Person conducted before the Execution Date with respect to any Acquisition Proposal or that could reasonably be expected to lead to an Acquisition Proposal. Seller shall promptly, but in no event later than 5 Business Days, notify Buyer after receipt of any Acquisition Proposal. Such notice may be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such Acquisition Proposal.

8.5.            Insurance. The Company and U1USA shall, use their commercially reasonable efforts to, at Buyer’s expense: (i) obtain prior to the Closing Date “tail” insurance coverage on its Directors and Officers Liability policy (the “Directors and Officers Liability Policy”) with an extended reporting period of six (6) years from the Closing Date with at least the same scope of coverage and liability limits, and containing terms and conditions that are not less advantageous to the directors and officers of the Company and U1USA than the current Directors and Officers Liability Policy, covering claims arising out of or relating to events, acts, errors and omissions which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement); and (ii) obtain, with respect to its Directors and Officers Liability Policy, retroactive “Coverage C” insurance, covering claims arising out of or relating to events, acts, errors and omissions of the Company and U1USA which occurred on or prior to the Closing Date (including in connection with the transactions contemplated by this Agreement) with an extended reporting period of six (6) years from the Closing Date and with at least the same scope of coverage and limits of liability currently provided under Coverage B of its Directors and Officers Liability Policy.

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8.6.            After-Acquired Title. If, prior to the Closing Date, the Company or U1USA acquire any further right, title or interest in or to the Real Property, Mineral Leases or Mining Claims, including as a result of any amendment or relocation thereof, Seller shall promptly provide Buyer with written notice thereof, and such right, title and interest shall, without payment of additional consideration, become part of the Real Property, Mineral Leases or Mining Claims subject to all of the terms and conditions of this Agreement.

8.7.            Financial Statements. Seller acknowledges that Buyer may be required by applicable securities laws to file certain audited annual financial statements and unaudited reviewed interim financial statements prepared in accordance with GAAP for each of the Company and U1USA, or on a consolidated basis, as applicable, with applicable securities regulators subsequent to the Closing. Seller shall use its commercially reasonable efforts to provide such assistance as is reasonably requested by Buyer to enable Buyer to satisfy such requirements, including without limitation causing the officers and directors of the Company and U1USA to execute any management representations on behalf of the Company and U1USA as the auditors of any of the above statements may require, all at Buyer’s expense. Without limiting the foregoing, the costs of the auditor engaged by Buyer to perform the audit and review and any out of pocket expenses of the Company and U1USA prior to the Closing, and the Seller and its other affiliates prior to or after the Closing, in furtherance of this section shall be for the account of Buyer.

8.8.            Representation and Warranty Insurance. Seller shall use commercially reasonable efforts to cooperate with requests of Buyer, at Buyer’s expense, in connection with Buyer’s securing of representation and warranty insurance related to the transactions contemplated by this Agreement.

Article IX.

COVENANTS OF BUYER

9.1.            Financial Assurances; Remediation Obligations. Buyer shall obtain replacement financial assurances or financial guarantees, or provide cash deposits or other collateral security (the “UEC Financial Assurances”), in a manner acceptable to the relevant Governmental Authority that issued any Permit or Environmental Permit requiring the Company or U1USA, as applicable, to provide surety for its obligations thereunder and in amounts and containing other terms and conditions (including drawing conditions) that are or will be sufficient to replace the U1 Financial Assurances so that the U1 Financial Assurances will be released at Closing, and neither Seller nor any of its Affiliates (except for the Company or U1USA as the case may be) shall have any remaining liability or obligations in connection therewith as from the Closing. Buyer shall provide copies of the draft UEC Financial Assurances to Seller for its review as promptly as is reasonably practicable and in any event prior to submitting final drafts of the UEC Financial Assurances to the relevant Governmental Authority.

9.2.            Non Solicitation. For a period of two (2) years after the Execution Date, the Buyer will not, and will not permit its Affiliates to, solicit for employment or hire or cause to be solicited or hired any employee of Seller or its Affiliates (other than the Company and U1USA), unless: (a) Seller or its Affiliates grants its prior written consent to the solicitation or employment of its relevant employees; or (b) such employee ceased to be employed by Seller or its Affiliates at least six (6) months prior to the initial solicitation by Buyer. This Section 9.2 does not apply to any advertisement or general solicitation (or hiring a result thereof) that is not specifically targeted at such Persons.

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9.3.            Replacement of Benefit Plans. With respect to each employee of the Company or U1USA as of the Execution Date that will continue to be an employee of the Company or U1USA after the Closing Date (each, a “Continuing Employee”), no later than ninety (90) days after the Closing Date, Buyer shall cause the Company and U1USA to provide to such Continuing Employee compensation and benefits that are, in the aggregate, substantially similar to those provided to the Continuing Employee as of the Execution Date, including but not limited to any applicable Benefit Plans.

Article X.

MUTUAL COVENANTS

10.1.        Appropriate Action; Consents; Filings.

10.1.1.       Closing. Buyer and Seller will use their respective commercially reasonable efforts to cause the conditions set forth in Article IV to be satisfied on or prior to the Closing Date; provided that no Party will be obligated to perform any obligation that is expressly stated in any other provision of this Agreement to be performed by another Party.

10.1.2.       Required Governmental Approvals.

(a)               From the Execution Date through the earlier to occur of the Closing or the termination and abandonment of this Agreement in accordance with its terms, each Party shall use its commercially reasonable efforts to obtain all Required Governmental Approvals. Buyer and Seller will make or cause to be made the filings required under any Laws with respect to the transactions contemplated by this Agreement, including the filing required to secure all Required Governmental Approvals, and to pay any fees due in connection with such filings, as promptly as is reasonably practicable, and in any event with respect to Required Governmental Approvals within twenty (20) Business Days after the Execution Date (except as otherwise mutually agreed upon among the Parties). Buyer and Seller will: (i) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings; (ii) use their respective best efforts to cause the expiration of the notice or waiting periods under any applicable Laws and to obtain any required approvals from Governmental Authorities, as promptly as is reasonably practicable; (iii) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings; (iv) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings; (v) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any other applicable Laws for additional information, documents or other materials; (vi) use their respective best efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (vii) use their respective best efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as violative of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it will give the other Party reasonable prior notice of, and an opportunity to participate in, such meeting.

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(b)               In connection with any such filings, Buyer and Seller will cooperate in good faith with Governmental Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement.

10.2.        Press Releases and Disclosure. From and after the Execution Date, neither Buyer nor Seller will, and each of them will cause their respective Affiliates not to, issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby or otherwise disclose this Agreement or the transactions contemplated hereby to any Third Person (other than their respective Representatives) without the consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed; provided that nothing herein will prohibit any Party from issuing or causing publication of any press release, announcement or public communication to the extent that such Party deems such action to be required by Law (including to comply with any accounting, stock exchange or securities law disclosure obligations of such Party); and provided, further that such Party will consult with the other Party concerning the timing and content of such press release, announcement or communication before the same is issued or published; and provided, further that the obligations under this Section 10.2 with respect to the Company and U1USA will cease as of the Closing.

10.3.        Confidentiality Agreement. Buyer acknowledges that the information provided to it in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the confidentiality agreement between Buyer and Seller’s parent company, Uranium One Inc., dated March 16, 2020 (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement will terminate with respect to information relating solely to the Company or U1USA, and their respective businesses, operations, results of operations, financial condition, assets, properties or liabilities; provided that Buyer acknowledges that any and all other confidential information provided to it by Seller or their respective Representatives concerning Seller and their respective Affiliates (other than the Company and U1USA) will remain subject to the terms and conditions of the Confidentiality Agreement after the Closing Date.

10.4.        Costs and Expenses. Subject to Sections 9.1.1 and 13.4, Seller and Buyer will bear their own costs and expenses incurred in connection with the negotiation of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, Buyer will bear all notary fees and/or administrative fees, if any, in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby, including, for the sake of clarity, brokers’ fees to be paid by Seller or Buyer.

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10.5.        Use of the Retained Names. Buyer hereby acknowledges and agrees that, subject to the below, it will not acquire any right to use the “Uranium One” “Uranium One Americas”, “Uranium One Investments” or “Uranium One USA” names and logos (the “Retained Names”). As soon as practicable, but in any event within fifteen (15) Business Days after the Closing Date, Buyer shall, and shall cause the Company and U1USA to, take all necessary corporate action and make all necessary filings an all relevant jurisdictions in order to change the legal names of the Company and U1USA such that the names of the Company and U1USA no longer contain “Uranium One.” As soon as practicable, but in any event within one hundred and twenty (120) days after the Closing Date, Buyer shall, and shall cause the Company and U1USA to, file all documentation required by applicable Law and documentation relating to any applicable Environmental Permits, Mining Claims and Mineral Leases to change the corporate name of the Company and U1USA to a name that does not contain any of the Retained Names.

10.6.        Maintenance of, Access to, Records, Cooperation.

10.6.1.       Prior to the Closing Seller may add additional information and documents to the Data Room, and will respond to reasonable information and document requests from Buyer or its Representatives. Notwithstanding the foregoing, Seller will not be required to provide any information that Seller reasonably believes may not be provided to Buyer or its Representatives (a) by reason of applicable Law, rules or regulations, (b) because such information constitutes information protected by attorney-client privilege or (c) because such information is required to be kept confidential by reason of Contract or agreement with a Third Person. Buyer acknowledges that without the prior written consent of Seller, which consent may not be unreasonably withheld, conditioned or delayed, (w) Buyer will not contact any suppliers to, or customers of, the Company or U1USA, (x) Buyer will have no right to perform invasive or subsurface investigations of the properties or facilities of the Company or U1USA, (y) Buyer will not have access to any properties owned or used by the Company or U1USA, and (z) Buyer will not have access to any employees or consultants of the Company or U1USA. All information provided or obtained pursuant to the foregoing will be held by Buyer in accordance with and subject to the terms of the Confidentiality Agreement.

10.6.2.       To the extent not prohibited under applicable Law, Buyer will afford Seller and its respective Representatives reasonable access to the books, records and auditors of the Company and U1USA to the extent reasonably required by Seller for financial reporting and accounting matters in connection with any Legal Proceeding or any matter subject to Article XII or required in connection with the determination of any amounts payable by Seller to any Employee of the Company or U1USA. Seller will hold, and will use all reasonable efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all documents and information concerning any of the Company, U1USA or their respective Employees provided to it pursuant to this Section 10.6.2 in the same manner as Seller maintains its own confidential information.

10.6.3.       Neither Seller nor Buyer will, without the prior consent of the other, terminate, amend, modify or waive in any material respect any provision of any confidentiality or similar agreement with any Third Person in respect of the matters contemplated by this Agreement to which Seller, Buyer, or any of their respective Affiliates is a Party.

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10.6.4.       Prior to the Closing, Buyer will give Seller, and Seller will give Buyer, prompt written notice of any development that is reasonably likely to result in a failure to a condition to the Closing.

10.7.        Further Assurances. Without limiting Section 10.1, Seller and Buyer each agree that from time to time after the Closing Date they will execute and deliver and will cause their respective Affiliates to execute and deliver such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.

10.8.        Disclosure Schedules; Supplements and Amendments to Disclosure Schedules. Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, will not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality, or to define further the meaning of such terms for purposes of this Agreement. Information disclosed in the Schedules will constitute a disclosure for all purposes under this Agreement notwithstanding any reference to a specific section, and all such information will be deemed to qualify the entire Agreement and not just such section so long as it is reasonably apparent which other sections would be subject to such disclosure. From time to time prior to the Closing Seller will have the right to supplement or amend the Schedules with respect to any matter hereafter arising after the Execution Date. No such supplement or amendment will have any effect on the satisfaction of the condition to Closing set forth in Section 4.1.1.

10.9.        Tax Matters.

10.9.1.       Seller shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions) with the appropriate Tax Authority, all income Tax Returns of the Company and U1USA for any pre-Closing Tax Period, and to the extent not taken into account in Indebtedness or the final determination of Closing Working Capital, shall be responsible for the timely payment of all Taxes due with respect to such Tax Returns. If any such Tax Return is due after Closing, then Seller shall submit drafts of such Tax Return to Buyer, at least thirty (30) days prior to the due date of any such Tax Return for Buyer’s review and comment, and Buyer shall provide any written comments to Seller within ten (10) days prior to the due date for filing of such Tax Return. Buyer’s failure to notify Seller of any such disagreement prior to the end of the applicable review period shall indicate Buyer’s concurrence with such Tax Return. If Seller disagrees with Buyer’s comments submitted within the applicable review period, Seller and Buyer shall consult and attempt to resolve in good faith the disagreement. If Buyer and Seller are unable to resolve the dispute, the principles of Sections 3.3.5 through 3.3.7 shall apply mutatis mutandis. To the extent permitted by Law: (a) the taxable year of the Company or U1USA, as applicable, that includes the Closing Date shall be treated as closing on (and including) the Closing Date; and (b) all transactions occurring on the Closing Date but after the Closing taken at the discretion of Buyer outside of the ordinary course of business shall be reported on Buyer’s United States Federal Tax Returns to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of Buyer or its Affiliates.

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10.9.2.       Buyer or its designee shall prepare and timely file (including extensions), or cause to be prepared and timely filed (including extensions), with the appropriate Tax Authority, all Tax Returns of the Company and U1USA for any Straddle Period or Pre-Closing Tax Period (other than, for the avoidance of doubt, Tax Returns described in Section 10.9.1) that are required to be filed after the Closing Date. Buyer shall prepare, or shall cause to be prepared, all such Tax Returns in a manner consistent with past practice, unless otherwise required by applicable Law (or as the Parties may agree in writing). Buyer shall or shall cause the Company or U1USA, as applicable, to submit drafts of such Tax Returns to Seller, at least thirty (30) days prior to the due date of any such Tax Return that is an income Tax Return and at least five (5) days prior to the due date of any such Tax Return that is not an income Tax Return for Seller’s review and comment, and Seller shall provide any written comments to Buyer within ten (10) days prior to the due date for filing of such Tax Return that is an income Tax Return and within two (2) days prior to the due date for filing of any other such Tax Return. Seller’s failure to notify Buyer of any such disagreement prior to the end of the applicable review period shall indicate Seller’s concurrence with such Tax Return. If Buyer disagrees with Seller’s comments submitted within the applicable review period, Seller and Buyer shall consult and attempt to resolve in good faith the disagreement. If Buyer and Seller are unable to resolve the dispute, the principles of Sections 3.3.5 through 3.3.7 shall apply mutatis mutandis. To the extent not taken into account in Indebtedness or the final determination of Closing Working Capital, Seller shall pay to Buyer any Pre-Closing Taxes reflected on any such Tax Return prior to the filing of such Tax Return.

10.9.3.       For purposes of this Agreement and in accordance with Section 10.9.1 and its principles, the portion of Tax with respect to the income, property or operations of the Company or U1USA, as applicable, that relates to any taxable period that includes but does not end on the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that begins before the Closing Date and ends on the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that begins on the day after the Closing Date and ends on the last day of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 10.9.3. The portion of such Tax attributable to the Pre-Closing Straddle Period shall: (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on, or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period; and (ii) in the case of any sales or use taxes, value added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. To the extent that any Tax for a Straddle Period is based on the greater of a Tax on net income, on the one hand, and a Tax measured by net worth or some other basis not otherwise measured by income, on the other hand, the portion of such Tax related to the Pre-Closing Straddle Period will be deemed to be: (i) if the amount of such Tax for the Straddle Period is measured by net worth or such other basis, the amount of such Tax determined as though the taxable values for the entire Straddle Period equal the respective values as of the end of the Closing Date and multiplying the amount of such Tax by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period; or (ii) if the amount of such Tax for the Straddle Period is measured by net income, the amount of such Tax determined as though the applicable Tax period terminated at the end of the day on the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. For purposes of this Section 10.9.3, any exemption, deduction, credit or other item that is calculated on an annual basis will be allocated to the Pre-Closing Straddle Period on a pro rata basis by multiplying the total amount of such items for the Straddle Period by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period, and the denominator of which is the number of days in the Straddle Period.

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10.9.4.       After the Closing, Buyer and Seller will provide each other with such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, or in connection with any audit or other examination by any Tax Authority, or in connection with any judicial or administrative proceedings relating to liability for Taxes of Seller, Buyer, the Company or U1USA. During the period commencing on the Closing Date and until the expiration of the applicable statute of limitations of the applicable taxable matter, each Party hereto will retain and, upon request, provide the other with any records or information which may be relevant to such Tax Return, audit, examination, or proceedings. Any information obtained pursuant to this Section 10.9.4 shall be kept confidential by the Parties, except to the extent reasonably required to be disclosed in connection with the preparation of any Tax Return or any such audit, examination or proceedings. Notwithstanding anything in this Agreement to the contrary (including Section 10.9.2), Seller and its Affiliates shall not be permitted to review or otherwise have access to any Tax Return or copy of any Tax Return of (i) Buyer or any of its Affiliates (other than the Company or U1USA) or (ii) any consolidated, affiliated, unitary or combined group that includes Buyer or any of its Affiliates (other than the Company or U1USA).

10.9.5.       Except as required by applicable Law, specifically contemplated under this Agreement or in connection with the control, settlement or resolution of a Third Party Claim relating to Taxes pursuant and subject to Section 12.4.3, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall not permit its Affiliates (including, after the Effective Time, the Company and U1USA) to, in respect of any Pre-Closing Tax Period or Straddle Period of the Company or U1USA, (i) make, revoke or amend any election relating to Taxes, including making any election under Section 338 of the Code, Section 336 of the Code or pursuant to Treasury Regulation Section 301.7701-3 with an effective date earlier than two (2) days after the Closing Date, (ii) file any original Tax Returns in any jurisdiction where Tax Returns have not been historically filed; (iii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Tax or Tax deficiency; (iv) enter into any closing or similar agreement with respect to Taxes; (v) settle or compromise any Third Party Claim regarding Taxes; (vi) make or change any election or change any method of accounting or adopt any convention with respect to Taxes that shifts taxable income from a taxable period (or portion of any taxable period) beginning (or deemed to begin) after the Closing Date to a taxable period (or portion of any taxable period) beginning (or deemed to begin) before the Closing Date or shifts deductions or losses from a taxable period (or portion of any taxable period) that begins (or is deemed to begin) before the Closing Date to a taxable period beginning (or deemed to begin) after the Closing Date; (vii) voluntarily approach or surrender any right to claim a refund of material Taxes; (viii) initiate discussions or examinations with any Tax Authority with respect to Taxes; (ix) make any voluntary disclosure involving Taxes; (x) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such action would have the effect of increasing the Tax liability of the Company or any of its Affiliates for any Pre-Closing Tax Period or Straddle Period; or (xi) amend, modify, or otherwise refile, or cause to be amended, modified or otherwise refiled, any Tax Returns.

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10.9.6.       At the request of Seller, Buyer shall cause the Company, U1USA or any of their respective Affiliates to make and/or join with Seller (or any Affiliate of Seller) in making any election, if the making of such election does not have an adverse impact on Buyer, or any of their Affiliates for any taxable period.

10.9.7.       Buyer and Seller shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated hereby.

10.9.8.       All transfer, documentary, sales, use, stamp, conveyance, registration or recording charges and other such Taxes (excluding any Taxes on or attributable to income or gains) and related fees (including any penalties, interest and additions to Tax) (“Transfer Taxes”) arising out of or incurred in connection with this Agreement and the transactions contemplated hereby (including the sale of the Transferred Shares) will be borne 50% by Buyer and 50% by Seller. Further, the Party required by applicable Law will file or cause the Company and U1USA, as applicable, to file all necessary Tax Returns and other documentation with respect to such Transfer Taxes.

10.9.9.       Any Tax refunds that are received by Buyer, the Company or U1USA after the Closing Date, and any amounts credited against Tax to which Buyer, the Company or U1USA are or become entitled, that relate or are attributable to taxable periods or portions thereof ending on or before the Closing Date, will be for the account of Seller, and Buyer will pay, or will cause to be paid, to Seller any such refund or the amount of any such credit (in each case, net of any costs or expenses incurred by Buyer or any of its Affiliates in obtaining such refund or credit) within fifteen (15) calendar days after receiving such a refund or becoming entitled to such a credit; provided that Buyer shall be entitled to keep any refund or credit (i) taken into account as a Current Asset for purposes of Closing Working Capital, as adjusted for any Post-Closing Adjustment, (ii) arising from the carryback of a Tax attribute attributable to a period (or portion thereof) beginning on or after the Closing Date to a period (or portion thereof) ending on or before the Closing Date or (iii) attributable to a payment made after Closing and not economically borne (through indemnification or otherwise) by Seller. Buyer shall reasonably cooperate, and shall cause the Company, U1USA or any Affiliate to reasonably cooperate, with Seller in filing any claims for Tax refunds or credits in respect of Taxes paid by the Company, U1USA or any Affiliate for a Pre-Closing Tax Period or a Pre-Closing Straddle Period, at the expense of Seller. To the extent that any Tax refund or credit that has given rise to a payment to Seller under this Section 10.9.9 is subsequently reversed, Seller shall repay to Buyer the amount previously paid to the Seller under this Section 10.9.9, together with interest and any penalties imposed with respect to such reversal.

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10.9.10.   Seller shall cause all Tax allocation, indemnity and sharing agreements and similar agreements with respect to or involving the Company or U1USA to be terminated prior to the Closing and, after the Closing, neither Buyer nor any of its Affiliates (including the Company and U1USA) shall be bound thereby or have any liability thereunder.

Article XI.

TERMINATION

11.1.        Termination. This Agreement may be terminated prior to the Closing as follows:

11.1.1.       by mutual written consent of Seller and Buyer;

11.1.2.       by Seller or Buyer if there is in effect a final non-appealable Order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, including any notice or communication from any applicable Governmental Authority indicating that such Governmental Authority is not willing to approve the transactions contemplated by this Agreement; it being agreed that the Parties will promptly appeal any adverse determination which is still appealable (and pursue such appeal with reasonable diligence); provided that the right to terminate this Agreement under this Section 11.1.2 will not be available to a Party if such Order, notice or communication was primarily due to the failure of such Party to perform any of its obligations under this Agreement;

11.1.3.       by Buyer if Buyer gives written notice to Seller that Seller is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement and Seller does not cure such breach within thirty (30) days of notice thereof (provided that Buyer is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement);

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11.1.4.       by Seller if Seller gives written notice to Buyer that Buyer is in material breach of any of its representations, warranties, covenants or other obligations under this Agreement and Buyer does not cure such breach within thirty (30) days of notice thereof (provided that Seller is not then in material breach of any of its representations, warranties, covenants or other obligations under this Agreement);

11.1.5.       by Buyer if Buyer gives written notice to Seller stating in reasonable detail Buyer’s belief that Seller cannot satisfy its obligations under Section 4.1 and Seller does not satisfy such obligations within thirty (30) days of receipt of such written notice;

11.1.6.       by Seller if Seller gives written notice to Buyer stating in reasonable detail Seller’s belief that Buyer cannot satisfy its obligations under Section 4.2 and Buyer does not satisfy such obligations within thirty (30) days of receipt of such written notice; or

11.1.7.       by either Party at any time commencing on the one hundred twentieth (120th) day after the Execution Date, if such Party gives written notice to the other Party that it reasonably believes that one or more of the Required Governmental Approvals listed on Schedule 4.3.1 will not be obtained.

11.2.        Procedure Upon Termination. In the event of termination and abandonment by Buyer or Seller, or by both Parties pursuant to Section 11.1, written notice thereof will forthwith be given to the other Party, and this Agreement will terminate, and the purchase of the Transferred Shares hereunder will be abandoned, without further action by Buyer or Seller.

11.3.        Effect of Termination.

11.3.1.       In the event that this Agreement is validly terminated each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Buyer or Seller, except that no such termination will relieve any Party hereto from liability for any willful breach of this Agreement, and the obligations of the Parties set forth in Sections 10.2, 10.3, this Section 11.3, Article XIII, Sections 13.1, 12.2, 13.2, 13.3, and 13.7 through 13.11 hereof will survive any such termination and will be enforceable hereunder.

11.3.2.       If this Agreement is terminated in accordance with Section 11.1, each Party reserves the right to pursue any remedies available to it under Law.

11.3.3.       Nothing in this Section 11.3 will relieve Buyer or Seller of any liability for a breach of any of their respective covenants or agreements or breach of their respective representations and warranties contained in this Agreement prior to the date of termination. The damages recoverable by the non-breaching Party will include all attorneys’ fees reasonably incurred by such Party in connection with the transactions contemplated hereby.

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11.3.4.       The Confidentiality Agreement will survive any termination of this Agreement and nothing in this Section 11.3 will relieve Buyer, Seller or any Affiliate of Seller of their respective obligations under the Confidentiality Agreement. If this Agreement is terminated in accordance with Section 11.1, Buyer agrees that the prohibition in the Confidentiality Agreement restricting Buyer’s ability to solicit any employee of the Company or U1USA to join the employ of Buyer or any if its Affiliates will be extended to a period of two (2) years from the Execution Date.

Article XII.

INDEMNIFICATION

12.1.        Indemnification by Seller. Subject to the following provisions of this Article XII, from and after the Closing, Seller (the “Seller Indemnifying Party”) shall indemnify, defend and hold harmless each of Buyer, the Company, U1USA, their respective Affiliates, officers, directors and employees (the “Buyer Indemnified Parties”), from and against any and all claims, liabilities, damages, fines and related reasonable and necessary costs and expenses (including interests, penalties and reasonable attorneys’ fees) (the “Losses”) that are incurred by any Buyer Indemnified Party: (a) based upon or resulting from any breach of the representations or warranties made by Seller in this Agreement to be true and correct in all respects at and as of the Execution Date and as of the Closing Date; (b) based upon or resulting from the breach of any pre-Closing covenant on the part of Seller; (c) based upon or resulting from the breach of any post-Closing covenant on the part of Seller; or (d) based upon or resulting from Pre-Closing Taxes to the extent not taken into account in Indebtedness or the final determination of Closing Working Capital.

12.2.        Indemnification by Buyer. Subject to the following provisions of this Article XII, from and after the Closing, Buyer (the “Buyer Indemnifying Party”) shall indemnify, defend and hold harmless each of Seller, its respective Affiliates, officers, directors and employees (the “Seller Indemnified Parties”) from and against any and all Losses that are incurred by any Seller Indemnified Party: (a) based upon or resulting from any breach of the representations or warranties made by Buyer in this Agreement to be true and correct in all respects as of the Execution Date and as of the Closing Date; (b) based upon or resulting from the breach of any pre-Closing covenant on the part of Buyer; (c) based upon or resulting from the breach of any post-Closing covenant on the part of Buyer; (d) based upon or arising from Buyer’s operation of the businesses of the Company or U1USA after the Closing Date; or (e) resulting from a Buyer Tax Act.

12.3.        When Payable. Except as otherwise provided in Section 12.4, indemnification under this Article XII with respect to any claim concerning any Loss shall be payable: (a) upon the resolution of such claim by mutual agreement between Seller and Buyer; (b) in accordance with a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the Parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between Seller and Buyer; or (c) upon the final settlement of such claim with a Third Person pursuant to mutual agreement by Seller and Buyer.

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12.4.        Notice of Claim; Right to Participate in and Defend Third Party Claims; Specified Procedures for Tax Matters.

12.4.1.       Claim Notice. If any Buyer Indemnified Party or Seller Indemnified Party (hereinafter, the “Indemnified Party”): (a) receives notice of the assertion of any claim, the commencement of any suit, action or proceeding, or the imposition of any penalty or assessment by a Third Person (including any Governmental Authority) in respect of which indemnity may be sought under Section 12.1 or Section 12.2 (a “Third Party Claim”); or (b) shall have a claim for indemnification under Section 12.1 or Section 12.2 which does not relate to a Third Party Claim (a “Direct Claim”), such Indemnified Party shall provide written notice thereof to the Party from which indemnification is sought (the “Indemnifying Party”) in accordance with Section 13.5 (the “Notice”). The Notice shall provide for a description in reasonable detail of the nature of the Direct Claim or Third Party Claim, the Sections of this Agreement which form the basis for indemnification, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim and the estimated amount of Loss suffered or incurred by the Indemnified Party. Such notice shall be given within ten (10) Business Days following the date of receipt by the Indemnified Party of any Third Party Claim or from the date on which the Indemnified Party had knowledge of any Direct Claim; provided that failure of the Indemnified Party to provide Notice in accordance with this Section 12.4 shall not relieve any indemnification obligation under this Article XII, except to the extent the Indemnifying Party is actually prejudiced as a result of such failure.

12.4.2.       Defense of Third Party Claims.

(a)               If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in defense thereof and to employ counsel, at its own expense (except as provided in the immediately preceding sentence), separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend any Third Party Claim, the Parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and the use of reasonable efforts to make Employees and Representatives available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

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(b)               Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may pay, settle or compromise a Third Party Claim with the written consent (not to be unreasonably withheld, conditioned or delayed) of the Indemnified Party, so long as such settlement includes: (i) an unconditional release of the Indemnified Party from all liability in respect of such Third Party Claim; (ii) does not subject the Indemnified Party to any injunctive relief or other equitable remedy; and (iii) does not include a statement or admission of fault, culpability or failure to act by or on behalf of any Indemnified Party.

12.4.3.       Specific Procedure for Tax Matters.

(a)               The defense of any Third Party Claim with respect to Taxes shall be governed by this Section 12.4.3 and not Section 12.4.2.

(b)               In the event of any Third Party Claim with respect to Taxes for any Pre-Closing Tax Period, Seller shall, upon written notice to Buyer, control the conduct of any such Third Party Claim; provided, however, that (i) Seller shall provide Buyer with a timely and reasonably detailed account of each stage of such Third Party Claim, (ii) Buyer shall be entitled, at its own expense, to participate in such Third Party Claim, and (iii) Seller shall not settle or compromise any material issue with respect to such Third Party Claim without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)               In the event of any Third Party Claim with respect to Taxes for any Straddle Period, Buyer shall control the conduct of any such Third Party Claim; provided, however, that (i) Buyer shall provide Seller with a timely and reasonably detailed account of each stage of such Third Party Claim, (ii) Seller shall be entitled, at its own expense, to participate in such Third Party Claim, and (iii) Buyer shall not settle or compromise any material issue with respect to such Third Party Claim without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)               Notwithstanding anything to the contrary in this Agreement, Buyer shall have the exclusive right to control in all respects, and Seller and its Affiliates shall not be entitled to participate in and shall have no responsibility or liability with respect to, any Third Party Claim with respect to Taxes or Tax Returns of (i) Buyer or any of its Affiliates (other than the Company or U1USA) or (ii) any consolidated, affiliated, unitary or combined group that includes Buyer or any of its Affiliates (other than the Company or U1USA).

12.5.        Survival of Indemnification Obligations

12.5.1.       The representations and warranties of the Parties contained in this Agreement shall survive the Closing and claims may be asserted with respect thereto to the extent not prohibited by Section 12.5.2(a) or 12.5.3(a). All of the covenants or other agreements of the Parties contained in this Agreement shall survive the Closing and claims may be asserted with respect thereto to the extent not prohibited by Sections 12.5.2(b) or 12.5.3(b).

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12.5.2.       A Buyer Indemnified Party must give notice to the Seller Indemnifying Party of any claim for indemnification under Article XII in the manner described in Section 12.4 and within the time periods described below, and any claim for indemnification not made by Buyer Indemnified Parties on or prior to the applicable date will be irrevocably and unconditionally released and waived.

(a)               Any claim for indemnification relating to a breach of the representations and warranties in Article VI shall be made on or prior to the first (1st) anniversary of the Closing Date, except that any claim for indemnification relating to a breach of the representations and warranties in Sections 6.1, 6.2 and 6.18 shall be made on or prior to the second (2nd) anniversary of the Closing Date; and

(b)               Any claim for indemnification in respect of a breach of a covenant or other agreement by Seller shall be made no later than six (6) months after the date on which such covenant or other agreement is required to be performed, except that any claim for indemnification in respect of a breach of a covenant or other agreement of Seller that is required to be performed prior to the Closing shall be made no later than the first (1st) anniversary of the Closing Date, and except that no claim for indemnification in respect of a breach of a covenant or other agreement may be brought to the extent that compliance with such covenant or other agreements has been waived by Buyer.

12.5.3.       The Seller Indemnified Party must give notice to the Buyer Indemnifying Party of any claim for indemnification under Article XII in the manner described in Section 12.4 and within the time periods described below, and any claim for indemnification not made by Seller Indemnified Parties on or prior to the applicable date will be irrevocably and unconditionally released and waived.

(a)               Any claim for indemnification relating to a breach of the representations and warranties in Article VII shall be made on or prior to the first (1st) anniversary of the Closing Date, except that any claim for indemnification relating to a breach of the representations and warranties in Section 7.1 shall be made on or prior to the second (2nd) anniversary of the Closing Date; and

(b)               Any claim for indemnification in respect of a breach of a covenant or other agreement by Buyer shall be made no later than six (6) months after the date on which such covenant or other agreement is required to be performed, except that any claim for indemnification in respect of a breach of a covenant or other agreement of Buyer that is required to be performed prior to the Closing shall be made no later than the first (1st) anniversary of the Closing Date, and except that no claim for indemnification in respect of a breach of a covenant or other agreement may be brought to the extent that compliance with such covenant or other agreements has been waived by Seller.

12.6.        Certain Limitations on Indemnification.

12.6.1.       Notwithstanding the provisions of this Article XII, except in the case of claims involving fraud or willful misconduct, Seller shall not have any indemnification obligations for Losses of Buyer Indemnified Parties under Sections 12.1(a)-(c):

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(a)               for any individual item, or group of items arising out of the same event, where the Loss relating thereto is less than $150,000 (the “Sub-Basket”); and

(b)               then, in respect of each individual item, or group of items arising out of the same event, where the Loss relating thereto is equal to or greater than the Sub-Basket, unless the aggregate amount of all such Losses exceeds $3,000,000 (the “Basket”), in which case Seller shall have indemnification obligations back to the first dollar of Losses. In no event shall the aggregate indemnification to be paid by Seller under this Article XII exceed fifteen percent (15%) of the Closing Purchase Price, as adjusted by the Post-Closing Adjustment (the “Cap”); provided that such limitation shall not apply to reduce Seller’s indemnity obligations under Article XII for Losses caused by fraud or willful misconduct of such Party.

12.7.        Duty to Mitigate. Any Indemnified Party will take all reasonable steps to mitigate any Loss that it may incur, including making and diligently pursuing such claims as may be reasonably justified against any Third Person. In the event of a failure by the Indemnified Party to comply with this provision, any part of the Loss that would not have been incurred had the Indemnified Party so mitigated such Loss will not be subject to indemnification under this Article XII.

12.8.        Exclusions.

12.8.1.       The representations, warranties and covenants of the Parties subject to indemnifications under this Article XII will be limited to those expressly set forth in this Agreement. All other representations, warranties and covenants and any other Losses incurred by any Indemnified Party, whether express or implied, will not be subject to indemnification under this Article XII or otherwise result in any obligation or liability.

12.8.2.       No Party has any obligation or liability under this Article XII for any breach of any representation, warranty or pre-Closing Covenant to the extent the Indemnified Party or Party claiming such breach had actual knowledge, prior to the Closing, of the facts or circumstances alleged to give rise to such breach. No Indemnified Party is entitled to indemnification hereunder for any Loss arising out of or in connection with a change or development after the Closing Date in any Law, in any accounting or Tax requirement, policy or practice, or in the enforcement of any of the foregoing.

12.8.3.       No Indemnified Party is entitled to recover any amount in excess of any Loss actually incurred, regardless of whether such Loss may be attributable in whole or in part to more than one breach of the representations, warranties or covenants of any Party.

12.8.4.       No Indemnified Party is entitled to indemnification under this Article XII in respect of a Loss to the extent that such Loss is compensated for in the adjustment of the Base Purchase Price or the Closing Purchase Price pursuant to Article III.

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12.8.5.       No Party shall be required to indemnify any other Party to the extent of any Losses that are determined by final judgment to have resulted from the fraud, or willful misconduct of the Party seeking indemnification.

12.8.6.       Notwithstanding anything to the contrary elsewhere in this Agreement, no Party will be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof; except to the extent awarded to a Buyer Indemnified Party or a Seller Indemnified Party as a result of a claim by a Third Person as a remedy in the resolution of such claim.

12.9.        Remedies Exclusive. From and after the Closing the indemnification provided under this Article XII will be the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement. Notwithstanding the foregoing, this Section 12.9 shall not operate to (a) interfere with or impede the operation of the provisions of Article III providing for the resolution of certain disputes relating to the Adjustment Amount by the Parties and/or by an Independent Accountant; or (b) limit (i) the rights of the Parties to seek equitable remedies (including specific performance or injunctive relief) or (ii) claims pursuant to this Agreement arising out of or resulting from a Party’s fraud or willful misconduct.

12.10.    Calculation of Losses.

12.10.1.   Tax Benefits. If the amount of any Loss for which indemnification is provided under this Article XII gives rise to a currently realizable Tax Benefit (as defined below) to the Indemnified Party making such Direct Claim or Third Party Claim, the amount of such Direct Claim or Third Party Claim, as applicable, shall be: (a) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder reported in a manner consistent with Section 12.11 (grossed up for such increase); and (b) reduced to take account of any net Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. To the extent such claim does not give rise to a currently realizable Tax Benefit, if the amount with respect to which any Direct Claim or Third Party Claim made gives rise to a subsequently realized Tax Benefit to the Indemnified Party that made the applicable Direct Claim or Third Party Claim, such Indemnified Party shall refund to the Indemnifying Party the amount of such Tax Benefit (with and including any gross-up payment made pursuant to this Section 12.10.1 with respect to such Tax Benefit) when, as and if realized (it being understood that such Indemnified Party shall use its reasonable efforts to realize such Tax Benefit). For purposes of this Section 12.10.1, a “Tax Benefit” means an amount by which the Tax liability of the Party (or group of corporations including the Party) is actually reduced (including by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. In computing the amount of any such Tax cost or Tax Benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss. For purposes of this Section 12.10.1, a Tax Benefit is “currently realizable” to the extent that such Tax Benefit can be realized in the current taxable period or year or in any Tax Return with respect thereto (including through a carry back to a prior taxable period) or in any taxable period or year prior to the date of the applicable Direct Claim or Third Party Claim. The amount of any increase, reduction or payment hereunder shall be adjusted to reflect any final determination (which shall include the execution of Form 870-AD or successor form) with respect to the Indemnified Party’s liability for Taxes, and payments between the Parties to this Agreement to reflect such adjustment shall be made if necessary. Any indemnity payment under this Article XII made by Seller shall be treated as an adjustment to the value of the asset upon which the underlying Direct Claim or Third Party Claim, as was based, unless a final determination (which shall include the execution of a Form 870-AD or successor form) with respect to the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the value of the asset for United States federal income tax purposes.

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12.10.2.   Insurance. The amount of any Losses for which indemnification is provided under this Article XII shall be net of any amounts actually recovered or recoverable by the Indemnified Party under insurance policies or otherwise with respect to such Losses (net of any Tax or expenses incurred in connection with such recovery). Buyer shall use its reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

12.11.    Tax Treatment of Indemnity Payments. Seller and Buyer agree to treat any indemnification payment made pursuant to this Article XII as an adjustment to the purchase price for federal, state, local and foreign income Tax purposes.

Article XIII.

MISCELLANEOUS

13.1.        Amendments; Waivers. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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13.2.        Entire Agreement. This Agreement, the Schedules and Exhibits and any other agreements expressly provided for herein set forth the entire understanding of the Parties hereto with respect to the subject matter hereof and supersede all prior contracts, agreements, arrangements, communications, discussions, representations and warranties, whether oral or written, between the Parties.

13.3.        Governing Law. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the Laws of another jurisdiction.

13.4.        Dispute Resolution.

13.4.1.       Negotiation. The Parties will make reasonable efforts to settle any and all controversies, claims and disputes arising out of or in connection with this Agreement (a “Dispute”) within thirty (30) days (or any other period of time that may be agreed upon between the Parties according to the circumstances) from its notification to the other Party in accordance with Section 13.5 below, through direct discussions between principals of Seller and Buyer for the purpose of resolving any such Dispute. For the purposes hereof a “principal” means any individual of Seller or Buyer, as applicable, who has the authority to negotiate the settlement of the Dispute on behalf and in the name of Seller and Buyer, as applicable. Within fourteen (14) days after the date of the receipt by each Party of any notice of Dispute (which notice will request negotiations among principals), the principals will meet at a mutually acceptable time and place to exchange relevant information in an attempt to resolve the Dispute. If a principal intends to be accompanied at the meeting by an attorney, each other Party’s principal will be given written notice of such intention at least three (3) Business Days in advance and may also be accompanied at the meeting by an attorney.

13.4.2.       Arbitration. Notwithstanding Section 13.4.1 above, any Party may initiate arbitration proceedings pursuant to this Section 13.4.2 concerning such Dispute within thirty (30) days (or any other period of time that may have been agreed upon between the Parties pursuant to Section 13.4.1) after the date of receipt of the notice of Dispute, if such Dispute remains unsettled at the end of the thirty (30)-day period in Section 13.4.1 above. Any such Dispute will be finally settled under the Commercial Arbitration Rules of AAA (the “AAA Rules”) by three (3) arbitrators appointed in accordance with the AAA Rules, and judgment upon the award of the arbitrators may be entered in any court of competent jurisdiction. The Party against whom the award has been made will pay or otherwise satisfy the award in accordance with the terms of the award. Any laws allowing or providing for judicial review de novo of such arbitration are hereby waived, and the award of the arbitrator or arbitrators will be final, binding and not subject to de novo review. The arbitrators will, if requested by the party submitting the controversy, claim or dispute (and such party prevails), grant specific performance as a remedy for any breach of a party’s covenant under this Agreement, without regard to the availability of specific performance as a remedy in a court of competent jurisdiction. The place of the arbitration will be Denver, Colorado. The arbitration proceedings will be conducted in English, and all documents, briefs and the arbitral award will be in the English language. Nothing herein will prevent either Party from filing an action to obtain injunctive relief in an action in any court having jurisdiction thereof. The costs of arbitration (including the fees and expenses of the arbitrator) will be borne in their entirety by the Party whom the arbitrator determines.

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13.4.3.       Specific Performance. Irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

13.5.        Notices. Any notice, request or other communication required or permitted hereunder will be in writing in the English language and will be deemed to have been duly given (a) when received if personally delivered or sent by registered or certified mail, return receipt requested, postage prepaid, or if sent by electronic transmission with confirmation of receipt; or (b) within two (2) Business Days of being sent by priority delivery by established overnight courier, to the Parties at their respective addresses set forth below:

To Seller:	Uranium One Investments Inc.

Suite 1250-10 KING ST E

Toronto, ON M5C 1C3, Canada

Attn.:	Alexander Fedotov
E-mail:	Alexander.Fedotov@uranium1.com

With a copy to:	Dorsey & Whitney LLP

Columbia Center

701 Fifth Avenue, Suite 6100

Seattle, WA 98104-7043

Attn.:	Chris Doerksen
E-mail:	doerksen.christopher@dorsey.com
Fax:	(206) 260-9072

To Buyer:	Uranium Energy Corp.
Attn.:	Amir Adnani, President and CEO

1830 – 1030 West Georgia Street

Vancouver, British Columbia, V6E 2Y3 Canada

Tel:	(604) 682-9775 (ext. 301)
Email:	aadnani@uraniumenergy.com

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With a copy to:	McMillan LLP

Suite 1500, 1055 West Georgia Street

Vancouver, British Columbia, V6E 4N7 Canada

Attn.:	Thomas J. Deutsch
E-mail:	thomas.deutsch@mcmillan.ca
Fax:	(604) 893-2679

Any Party by written notice to the other given in accordance with this Section 13.5 may change the address, phone, fax or email information, or the Persons to whom notices or copies thereof will be directed.

13.6.        Assignment. This Agreement will be binding upon and inure to the benefit of the successors-in-title and permitted assigns of each Party hereto. No rights, obligations or liabilities hereunder will be assigned by any Party without the prior written consent of the other Party; provided that Seller may assign this Agreement to any Affiliate.

13.7.        Interpretation. The Parties have participated jointly in the negotiating and drafting of this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

13.8.        Severability. If any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and will be interpreted in a manner consistent with the intent of the Parties. The Parties will use their reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

13.9.        Third Parties. Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person or entity other than Seller and the Seller Indemnified Parties on the one hand, and Buyer and the Buyer Indemnified Parties on the other hand, any rights or remedies under or by reason of this Agreement.

13.10.    Independent Assessment; No Additional Representations. Buyer acknowledges that it has made its own assessment of the present condition and the future prospects of the Company, U1USA or their respective business operations, and is sufficiently experienced to make an informed judgment with respect thereto. Buyer acknowledges that, except as explicitly set forth herein, neither Seller nor any of its Affiliates has made any warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or U1USA, the prospects of the Company or U1USA or the operations of the businesses of the Company or U1USA or their profitability for Buyer, or with respect to any forecasts, assumptions (including those assumptions relating to the uranium ore reserves), projections or business plans prepared by or on behalf of Seller and delivered to Buyer in connection with Buyer’s review of the Company and U1USA and the operations of the businesses of the Company and U1USA and the negotiation and the execution of this Agreement. Neither Seller nor its Affiliates (except as set forth herein) nor any other Person will have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents or material made available to Buyer in the Data Room, Management Presentations or in any other form in connection with this Agreement or the transactions contemplated hereby. Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller, any of its Affiliates, or any of its Representatives representing or purporting to represent Seller, that are not expressly set forth herein (including the Schedules and Exhibits), regardless of whether or not any such representations, warranties or statements were made in writing or orally.

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13.11.    Schedules and Exhibits. The Schedules and Exhibits attached to this Agreement are incorporated herein and will be part of this Agreement for all purposes.

13.12.    Headings. The headings in this Agreement are solely for convenience of reference and will not be given any effect in the construction or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement as of the Execution Date.

URANIUM ONE INVESTMENTS INC.

By:	/s/ Alexander Fedotov
Alexander Fedotov
President

URANIUM ENERGY CORP.

By:	/s/ Amir Adnani
Amir Adnani
President and CEO

[Signature Page to Share Purchase Agreement]